CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Amount of
to be Registered	Registered	Offering Price	Registration Fee
6.50% Series I Cumulative Convertible Perpetual Preferred Stock, $1.00 par value per share	14,375,000	$718,750,000	$83,447	(1)
Common Stock, $1.00 par value per share	— (2)	—	—	(3)

(1)	The filing fee of $83,447 is calculated based on a maximum aggregate offering price in accordance with Rule 457(o) and Rule 457(r) and relating to Registration Statement on Form S-3 (No. 333-159040) filed by Health Care REIT, Inc. on May 7, 2009.

(2)	An indeterminate number of shares of common stock may be issued from time to time upon conversion of the 6.50% Series I Cumulative Convertible Perpetual Preferred Stock.

(3)	Pursuant to Rule 457(i), no separate registration fee is payable where securities and securities into which conversion is offered are registered at the same time and no additional consideration is payable upon conversion.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159040
PROSPECTUS SUPPLEMENT

(To Prospectus dated May 7, 2009)

12,500,000 Shares

6.50% Series I Cumulative Convertible Perpetual Preferred Stock

We are offering 12,500,000 shares of 6.50% Series I Cumulative Convertible Perpetual Preferred Stock (the “Series I preferred stock”). The annual dividend on each share of Series I preferred stock is $3.25 and is payable, when, as and if declared by our board of directors, quarterly in cash, in arrears, on each January 15, April 15, July 15 and October 15, commencing on July 15, 2011. Each share of Series I preferred stock has a liquidation preference of $50.00 per share and is convertible, at the holder’s option at any time, initially into 0.8460 shares of our common stock (equal to an initial conversion price of approximately $59.10 per share), subject in each case to specified adjustments as set forth in this prospectus supplement. The Series I preferred stock is not redeemable by us. If a fundamental change occurs, we may be required to pay a make-whole premium on Series I preferred stock converted in connection therewith, as described in this prospectus supplement. On or after April 20, 2018, we may at our option cause all outstanding shares of the Series I preferred stock to be automatically converted into that number of shares of common stock for each share of Series I preferred stock equal to the then-prevailing conversion rate if the Daily VWAP of our common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-day period.

We have filed an application to list the Series I preferred stock on the New York Stock Exchange, or NYSE, under the symbol “HCN PrI.” If the application is approved, trading of the Series I preferred stock is expected to begin within 30 days after the date of initial delivery of the Series I preferred stock. Our common stock is traded on the NYSE under the symbol “HCN.” On March 1, 2011, the last sale price of our common stock as reported on the NYSE was $50.85 per share.

Concurrently with this public offering of Series I preferred stock, we are offering 25,000,000 shares (or 28,750,000 shares if the underwriters exercise their overallotment option in full) of our common stock pursuant to a separate public offering. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our common stock in the concurrent offering of our common stock. The completion of this offering of Series I preferred stock is not subject to the completion of the concurrent offering of our common stock and the completion of the concurrent offering of our common stock is not subject to the completion of this offering of Series I preferred stock. See “The Acquisition—The Financing Transactions—The Common Stock Offering.”

Investing in our securities involves risk.  You should carefully consider each of the factors described under “Risk factors” beginning on page S-13 of this prospectus supplement, as well as the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission that are incorporated by reference herein for more information, before you make any investment in our Series I preferred stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price(1)	$50.00	$625,000,000

Underwriting discounts and commissions	$1.50	$18,750,000

Proceeds, before expenses, to us	$48.50	$606,250,000

(1)	Plus accrued dividends, if any, from the original date of issuance.

We have granted the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of our Series I preferred stock from us on the same terms and conditions set forth above if the underwriters sell more than 12,500,000 shares in this offering.

The underwriters expect to deliver the shares on or about March 7, 2011.

Joint Book-Running Managers

UBS Investment Bank
BofA Merrill Lynch
Barclays Capital
Deutsche Bank Securities
J.P. Morgan
Wells Fargo Securities

Co-Lead Manager

KeyBanc Capital Markets

The date of this prospectus supplement is March 1, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such “free writing prospectus” or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement
Prospectus supplement summary	S-1
The Acquisition	S-10
Risk factors	S-13
Forward-looking statements	S-31
Use of proceeds	S-32
Price range of shares and distribution history	S-33
Capitalization	S-34
Ratio of earnings to fixed charges and earnings to combined fixed charges and preferred dividends	S-37
Unaudited pro forma condensed consolidated financial statements	S-38
Description of Series I preferred stock	S-47
Description of bridge loan facility	S-70
Certain U.S. federal income tax considerations	S-71
Underwriting (Conflicts of Interest)	S-79
Notice to investors	S-82
Legal matters	S-86
Experts	S-86
Where you can find more information	S-87
Base prospectus
About this prospectus	1
Cautionary statement concerning forward-looking statements and risk factors	1
Where you can find additional information	2
Documents incorporated by reference	3
The company	4
Use of proceeds	4
Ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends	4
General description of the offered securities	5
Description of debt securities	5
Description of our common stock	11
Description of our preferred stock	12
Description of depositary shares	16
Description of warrants	19
Description of units	20
Restrictions on transfer of securities	20
Description of certain provisions of our certificate of incorporation and by-laws	21
Plan of distribution	22
Legal opinions	24
Experts	24

S-i

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you, together with the additional information described under the heading, “Where you can find more information,” in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated herein or the context otherwise indicates:

➢	the terms “we,” “us,” “our,” the “Company,” or similar terms refer to Health Care REIT, Inc. together with its consolidated subsidiaries;

➢	the term “FC-GEN” refers to FC-GEN Investment, LLC together with its consolidated subsidiaries, which is a joint venture between affiliates of Formation Capital, LLC and JER Partners;

➢	the term “FC-GEN Acquisition Holding” refers to FC-GEN Acquisition Holding, LLC, a wholly owned subsidiary of FC-GEN, together with its consolidated subsidiaries;

➢	the term “OpCo” refers to FC-GEN Operations Investment, LLC, a wholly owned subsidiary of FC-GEN Acquisition Holding, together with its consolidated subsidiaries;

➢	the term “Tenant” refers to Genesis Operations, LLC, an indirect subsidiary of FC-GEN;

➢	the term “Acquisition” refers to the acquisition by the Company of all of the equity interests of FC-GEN Acquisition Holding, pursuant to the purchase agreement, dated as of February 28, 2011, by and among the Company, FC-GEN and OpCo;

➢	the term “Common Stock Offering” refers to the Company’s offering of 25,000,000 shares of common stock conducted concurrently with this offering of Series I preferred stock; and

➢	the term “Financing Transactions” refers to this offering, the $2.4 billion bridge loan facility and the Common Stock Offering related to the Acquisition, each as described elsewhere in this prospectus supplement. See “The Acquisition—The Financing Transactions.”

S-ii

Prospectus supplement summary

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our Series I preferred stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk factors” and “Forward-looking statements” contained in this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors,” contained in the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information contained in our Current Reports on Form 8-K filed on February 28, 2011 (except for that information furnished pursuant to Item 7.01 and the exhibits related to such information, which are not incorporated into this prospectus supplement), before making an investment decision.

The closing of this offering is not conditioned upon the closing of the Acquisition or the completion of the Common Stock Offering. Unless otherwise indicated, this prospectus supplement does not give pro forma effect to the Acquisition and the related transactions. Unless otherwise indicated, references to “fiscal year” refer to the fiscal year of the Company, which ends on December 31. Our financial results on a pro forma basis for the Acquisition for the fiscal year ended December 31, 2010 are set forth below under “Unaudited pro forma condensed consolidated financial statements.”

ABOUT OUR COMPANY

We are a real estate investment trust that has been at the forefront of senior housing and health care real estate since the Company was founded in 1970. We are an S&P 500 company headquartered in Toledo, Ohio and our portfolio spans the full spectrum of senior housing and health care real estate, including senior housing communities, skilled nursing facilities, medical office buildings, inpatient and outpatient medical centers and life science facilities. Our capital programs, when combined with comprehensive planning, development and property management services, make us a single-source solution for acquiring, planning, developing, managing, repositioning and monetizing real estate assets. As of December 31, 2010, our broadly diversified portfolio consisted of 683 properties in 41 states.

Our principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

OUR STRATEGY

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest across the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

The portfolio

The following table summarizes our portfolio as of December 31, 2010:

				Number of
		Percentage of	Number of	beds/units	Investment per
Type of property	Investments	investments	properties	or Sq. Ft.	metric(1)	States

	(in thousands)

Senior housing facilities	$4,403,208	49.0%	303	27,863 units	$162,210 per unit	36
Skilled nursing facilities	1,257,719	14.0%	180	24,064 beds	52,266 per bed	26
Hospitals	782,879	8.7%	31	1,857 beds	446,846 per bed	13
Medical office buildings(2)	2,195,435	24.4%	162	9,047,167 sq. ft.	254 per sq. ft.	28
Life science buildings(2)	346,562	3.9%	7		n/a	1

Totals	$8,985,803	100%	683			41

(1)	Investment per metric was computed by using the total investment amount of $8,860,164,000, which includes net real estate investments and unfunded construction commitments for which initial funding has commenced which amounted to $8,592,109,000 and $268,055,000, respectively.

(2)	Includes our share of unconsolidated joint venture investments. Please see Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for additional information.

We invest in senior housing and health care real estate. In determining whether to invest in a property, we focus on the following: (1) the experience of the obligor’s management team; (2) the historical and projected financial and operational performance of the property; (3) the credit of the obligor; (4) the security for the lease or loan; and (5) the capital committed to the property by the obligor. We conduct market research and analysis for all potential investments. In addition, we review the value of all properties, the interest rates and covenant requirements of any debt to be assumed and the anticipated sources of repayment of any existing debt that is not to be assumed.

We monitor our investments through a variety of methods determined by the type of property. Our asset management process for senior housing and care properties generally includes review of monthly financial statements and other operating data for each property, periodic review of obligor creditworthiness, periodic property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. Our internal property management division actively manages and monitors the medical office building portfolio with a comprehensive process including tenant relations, tenant lease expirations, the mix of health service providers, hospital/health system relationships, property performance, capital improvement needs and market conditions among other things. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

Through asset management and research, we evaluate the operating environment in each property’s market to determine whether payment risk is likely to increase. When we identify unacceptable levels of payment risk, we seek to mitigate, eliminate or transfer the risk. We categorize the risk as obligor, property or market risk. For obligor risk, we typically find a substitute operator/tenant to run the property. For property risk, we usually work with the operator/tenant to institute property-level management changes to address the risk. Finally, for market risk, we often encourage an obligor to change its capital structure, including refinancing the property or raising additional equity. Through these asset management and research efforts, we are generally able to intervene at an early stage to address payment risk, and in so doing, support both the collectability of revenue and the value of our investment.

The Acquisition

On February 28, 2011, we entered into a definitive purchase agreement (the “Purchase Agreement”) with FC-GEN and OpCo to acquire 100% of the equity interests of FC-GEN Acquisition Holding. FC-GEN Acquisition Holding indirectly owns (1) 140 senior housing and care facilities (137 in fee simple and three pursuant to ground leases) and (2) the leasehold interests in and option to purchase seven senior housing and care facilities in 11 states in the Northeast and Mid-Atlantic operating under the name Genesis HealthCare. Prior to closing, FC-GEN Acquisition Holding will (a) contribute the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo, and then (b) distribute all of the equity interests of OpCo to FC-GEN. The purchase price for the equity interests of FC-GEN Acquisition Holding is $2.4 billion (subject to adjustment). Immediately after the closing of the Acquisition, a subsidiary of the Company will enter into a master lease (the “Master Lease”) with Tenant under which Tenant will operate the 140 owned and ground leased facilities and will enter into a pass through master sub-sublease with an affiliate of Tenant under which such affiliate will operate the seven leased facilities. The Master Lease is supported by a guaranty from OpCo. See “The Acquisition” for additional information.

The Acquisition is expected to close in the second quarter of 2011, and will be subject to the fulfillment or waiver of various conditions to closing, the failure of which to occur could delay the closing or result in the Acquisition not closing.

In addition, in conjunction with the Acquisition, the Company will have the option to acquire a 9.9% ownership interest in OpCo for a fixed price equal to $47 million at any time during the initial 15-year term of the Master Lease.

In connection with the Acquisition, we obtained a commitment for a bridge loan facility in the aggregate amount of up to $2.4 billion, which may be used to finance all or part of the purchase price of the Acquisition. However, we currently anticipate using the proceeds of this offering, the Common Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings in lieu of some of or all borrowings available under the $2.4 billion bridge loan facility. See “Description of bridge loan facility” for additional information.

Concurrent offering of common stock

Concurrently with this offering, we are offering 25,000,000 shares of our common stock (or 28,750,000 shares if the underwriters exercise their overallotment option in full) pursuant to a separate public offering (the “Common Stock Offering”). The completion of this offering of Series I preferred stock is not subject to the completion of the Common Stock Offering and the completion of the Common Stock Offering is not subject to the completion of this offering of Series I preferred stock. See “The Acquisition—The Financing Transactions—The Common Stock Offering” for additional information.

This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy our common stock in the Common Stock Offering and we cannot assure you that the Common Stock Offering will be completed or completed for the amount or on the terms contemplated.

Recent developments

In January 2011, we formed a $298 million partnership with Silverado Senior Living structured as a RIDEA investment. We acquired a 95% interest to own and operate 18 senior housing facilities with 1,454 beds located primarily in California and Texas. Silverado will continue to manage the facilities and own the remaining 5% interest. The partnership assumed $55.9 million in secured debt at an average rate of 6.9%.

We have entered into a purchase agreement and expect to complete an acquisition of four combination senior housing facilities located in the Chicago and New York metro areas totaling 628 units. Our $141 million investment will include the assumption of $48 million in secured debt at an average rate of 6.5%. The investment will be structured as a triple-net lease with Capital Senior Living (NYSE:CSU) with an initial term of 15 years and an initial rental yield of 7.25% with annual escalators of 3%. The transaction is expected to close in March 2011.

We have entered into a purchase agreement and expect to form an $890 million partnership with Benchmark Senior Living structured as a RIDEA investment. We will acquire a 95% interest to own and operate 34 senior housing facilities located primarily in New England. Benchmark will continue to manage the facilities and own the remaining 5% interest. The partnership will assume $509 million in secured debt at an average rate of 5.3%. We have obtained a $400 million bridge loan commitment from UBS Loan Finance, LLC to complete this acquisition. The transaction is expected to close in March or April 2011.

Other information

The SEC maintains an Internet website at http://www.sec.gov that contains our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, and all amendments thereto. All reports that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

The offering

The following is a brief summary of some of the terms of this offering. As used in this section, the terms “we,” “us” or “our” refer to Health Care REIT, Inc. and not any of its subsidiaries. For a more complete description of our Series I preferred stock, see “Description of Series I preferred stock” in this prospectus supplement.

Securities Offered	12,500,000 shares of 6.50% Series I preferred stock (14,375,000 shares if the underwriters exercise their option to purchase additional Series I preferred stock to cover overallotments in full).

Liquidation Preference	$50.00 per share, plus unpaid accrued and accumulated dividends.

Dividends	Cumulative annual dividends of $3.25 per share payable in cash quarterly on each January 15, April 15, July 15 and October 15, commencing on July 15, 2011, when, as and if declared by the board of directors. Dividends will accumulate and be paid in arrears on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series I preferred stock will accumulate and be cumulative from the most recent date to which dividends have been paid, or if no dividends have been paid, from the original issue date of the Series I preferred stock (expected to be March 7, 2011). Accumulated dividends on the Series I preferred stock will not bear interest. See “Description of Series I preferred stock—Dividends.”

Ranking	The Series I preferred stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs, ranks:

➢ senior to all of our common stock and all of our other capital stock issued in the future, unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Series I preferred stock;

➢ on a parity with our outstanding Series D preferred stock, Series F preferred stock and Series H convertible preferred stock and any of our capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the Series I preferred stock; and

➢ junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the Series I preferred stock.

We currently have 4,000,000 outstanding shares of Series D preferred stock (liquidation preference $25.00 per share), 7,000,000 outstanding shares of Series F preferred stock (liquidation preference $25.00 per share) and 349,854 outstanding shares of Series H convertible preferred stock (liquidation preference $25.00 per share)

Maturity	The Series I preferred stock has no maturity date, and will not be redeemable by us. Accordingly, the Series I preferred stock will remain outstanding indefinitely unless you decide to convert your shares, we exercise our mandatory conversion right or the Series I preferred shares are otherwise repurchased or acquired by us.

Conversion Rights	Each share of Series I preferred stock will be convertible, at any time, at the option of the holder thereof at an initial conversion rate of 0.8460 shares of our common stock per share of Series I preferred stock (which represents an initial conversion price of approximately $59.10 per share of common stock), subject to adjustment as described under “Description of Series I preferred stock—Conversion rate adjustment.” In certain circumstances, holders of the Series I preferred stock may be restricted in their ability to convert their Series I preferred stock. See “Ownership and Transfer Restrictions.”

Mandatory Conversion	At any time on or after April 20, 2018, we may at our option cause all (but not less than all) outstanding shares of the Series I preferred stock to be automatically converted into common stock at the then-prevailing conversion rate if the Daily VWAP of our common stock is equal to or exceeds 130% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-day period, ending on the trading day prior to our issuance of a press release announcing the mandatory conversion as described under “Description of Series I preferred stock—Mandatory conversion.”

Fundamental Change	If a holder converts its Series I preferred stock at any time beginning at the opening of business on the trading day immediately following the effective date of a fundamental change (as described under “Description of Series I preferred stock—Special Rights Upon a Fundamental Change”) and ending at the close of business on the 30th trading day immediately following such effective date, the holder will automatically receive a number of shares of our common stock equal to the greater of:

➢ the sum of (i) a number of shares of our common stock, as described under “Description of Series I preferred stock—Conversion rights” and subject to adjustment as described under “Description of Series I preferred stock—Conversion Rate Adjustment” and (ii) the make-whole premium, if any, described under “Description of Series I preferred stock—Determination of the make-whole premium”; and

➢ a number of shares of our common stock equal to the lesser of (i) the liquidation preference divided by the average of the volume-weighted average prices of our common stock for ten days preceding the effective date of a fundamental change and (ii) 2.0305 (subject to adjustment).

Voting Rights	Except as required by law and the certificate of designation for the Series I preferred stock, the holders of Series I preferred stock will have no voting rights. In the event dividends payable on the Series I preferred stock are in arrears for six or more quarterly dividends, the holders of the Series I preferred stock, voting as a single class with the holders of any other series of our preferred stock having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series I preferred stock has been paid in full.

In addition, subject to certain exceptions, the affirmative vote or consent of holders of at least 66 2/3% of the outstanding Series I preferred stock will be required for: (i) the authorization, creation or issuance, or increase in the authorized or issued amount of any stock with certain rights senior to the Series I preferred stock or the reclassification of any of our authorized stock into stock with such senior rights, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase stock with such senior rights or (ii) the repeal, amendment, alteration or any other change of the certificate of designation or our certificate of incorporation in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other special rights or privileges of the Series I preferred stock or its holders.

Concurrent Offering	Concurrently with this public offering of Series I preferred stock, we are offering 25,000,000 shares (or 28,750,000 shares if the underwriters exercise their overallotment option in full) of our common stock pursuant to a separate public offering (the “Common Stock Offering”). The completion of this offering of Series I preferred stock is not subject to the completion of the Common Stock Offering and the completion of the Common Stock Offering is not subject to the completion of this offering of Series I preferred stock. See “The Acquisition—The Financing Transactions—The Common Stock Offering”.

Use of Proceeds	The net proceeds from this offering will be approximately $605.5 million ($696.4 million if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds to us from the Common Stock Offering will be approximately $1.2 billion ($1.4 billion if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering, the Common Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings to finance the aggregate purchase price of the Acquisition, including the repayment of any amounts drawn on the $2.4 billion bridge loan facility. See “The Acquisition—The Financing Transactions.” If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including investing in health care and senior housing properties and repaying borrowings under our unsecured line of credit and other outstanding indebtedness. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. The Common Stock Offering may not be completed or, if completed, may not be completed for the amount or on the terms contemplated. Accordingly, the amounts described above may differ materially from the actual amounts we receive. The completion of this offering of Series I preferred stock is not subject to the completion of the Common Stock Offering and the completion of the Common Stock Offering is not subject to the completion of this offering of Series I preferred stock. See “Use of proceeds.”

Ownership and Transfer Restrictions	Our by-laws and the certificate of designation for the Series I preferred stock provide that no person may acquire securities of us that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in aggregate market value of all of our outstanding capital stock (calculated in accordance with our by-laws and the certificate of designation). Any acquisition by you of Series I preferred stock (whether in this offering or following completion of the offering) or other classes of our capital stock (including our common stock) that result in you exceeding either the 9.8% common stock ownership threshold or the 9.8% aggregate market value threshold may not be valid. In addition, no holder of Series I preferred stock will be entitled to convert Series I preferred stock into our common stock (whether in connection with a voluntary conversion by the holder, upon mandatory conversion by us or otherwise) to the extent that receipt of our common stock would cause the holder to exceed either of the 9.8% ownership thresholds (calculated in accordance with our by-laws and the certificate of designation). See “Description of Series I preferred stock—Restrictions on Ownership and Transfer.”

U.S. Federal Income Tax Consequences	For a discussion of the U.S. federal income tax consequences of purchasing, owning and disposing of the Series I preferred stock and any common stock received upon conversion, see “Certain U.S. federal income tax income considerations.” Prospective investors are urged to consult their own tax advisors regarding these matters in light of their personal investment circumstances.

Listing	We have filed an application to list the Series I preferred stock on the NYSE under the symbol “HCN PrI.” If the application is approved, trading of the Series I preferred stock is expected to begin within 30 days after the date of initial delivery of the Series I preferred stock.

Book Entry, Delivery and Form	The Series I preferred stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of the Depository Trust Company.

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk factors” as well as the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our Series I preferred stock.

Common Stock	Our common stock is listed for trading on the NYSE under the symbol “HCN.”

Summary selected historical consolidated financial data

The summary selected historical consolidated financial data set forth below should be read in conjunction with the sections of this prospectus supplement entitled “Capitalization” and “Prospectus supplement summary,” as well as the other information that we have filed with the SEC and incorporated by reference herein. The summary selected historical consolidated financial data for each of the years in the three-year period ended December 31, 2010 have been derived from our audited consolidated financial statements. Our audited consolidated financial statements have been audited by Ernst & Young LLP, our independent registered public accounting firm. This information is only a summary, and should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein. See “Unaudited pro forma condensed consolidated financial statements” for a presentation of the effect on a pro forma basis of this offering, the Common Stock Offering and the Acquisition on our consolidated financial statements.

	Year ended December 31,
	2008	2009	2010

	amounts are in thousands, except per share data

Operating Data
Revenues	$504,525	$546,092	$680,530
Income from continuing operations attributable to common stockholders	105,260	127,387	62,350
Net income attributable to common stockholders	260,098	171,190	106,882
Per Share Data
Basic:
Income from continuing operations attributable to common stockholders	$1.12	$1.12	$0.49
Net income attributable to common stockholders	$2.77	$1.50	$0.84
Diluted:
Income from continuing operations attributable to common stockholders	$1.12	$1.11	$0.49
Net income attributable to common stockholders	$2.76	$1.49	$0.83
Dividends declared and paid per common share	$2.70	$2.72	$2.74

	December 31,
	2008	2009	2010

	amounts are in thousands

Balance Sheet Data
Net real estate investments	$5,854,179	$6,080,620	$8,590,833
Total assets	6,215,031	6,367,186	9,451,734
Total long-term obligations	2,847,676	2,414,022	4,469,736
Total liabilities	2,976,746	2,559,735	4,714,081
Total preferred stock	289,929	288,683	291,667
Total equity	3,238,285	3,807,451	4,733,100

The Acquisition

On February 28, 2011, we entered into a definitive purchase agreement (the “Purchase Agreement”) with FC-GEN and OpCo to acquire 100% of the equity interests of FC-GEN Acquisition Holding. FC-GEN Acquisition Holding indirectly owns (1) 140 senior housing and care facilities (137 in fee simple and three pursuant to ground leases) and (2) the leasehold interests in and option to purchase seven senior housing and care facilities in 11 states in the Northeast and Mid-Atlantic operating under the name Genesis HealthCare. Prior to closing, FC-GEN Acquisition Holding will (a) contribute the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo, and then (b) distribute all of the equity interests of OpCo to FC-GEN. The purchase price for the equity interests of FC-GEN Acquisition Holding is $2.4 billion (subject to adjustment).

In addition, in conjunction with the Acquisition, the Company will have the option to acquire a 9.9% ownership interest in OpCo for a fixed purchase price equal to $47 million at any time during the initial 15-year term of the Master Lease.

In connection with the Acquisition, we obtained a commitment for a bridge loan facility in the aggregate amount of up to $2.4 billion, which may be used to finance all or part of the purchase price of the Acquisition. However, we currently anticipate using the proceeds of this offering, the Common Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings to fund the Acquisition in lieu of some of or all borrowings available under the $2.4 billion bridge loan facility. See “Description of bridge loan facility” for additional information.

The Acquisition is subject to the fulfillment or waiver of various closing conditions, including, among other things, obtaining certain governmental and regulatory approvals and landlord consents, the absence of laws, regulations or orders of a governmental body prohibiting the Acquisition, the accuracy of the representations and warranties made by, and the absence of a material breach in the performance of covenants by, FC-GEN and us in the Purchase Agreement. The parties have also made customary representations, warranties and covenants in the Purchase Agreement, including among others, FC-GEN’s covenant not to solicit acquisition proposals or participate in discussions relating to an acquisition proposal. The Acquisition is expected to close in the second quarter of 2011; however, we cannot assure you that the Acquisition will close or, if it does, when such closing will occur. See “Risk factors—Risks Related to the Offering and the Acquisition.” The Acquisition is not subject to a financing contingency.

This offering is not conditioned upon the consummation of the Acquisition.

MASTER LEASE

Immediately after the closing of the Acquisition, a subsidiary of the Company will enter into a master lease (the “Master Lease”) with Tenant under which Tenant will operate the 140 owned or ground leased facilities and will enter into a pass through master sub-sublease with an affiliate of Tenant under which such affiliate will operate the seven leased facilities. The Master Lease is supported by a guaranty from OpCo.

The initial term will be 15 years (the “Initial Term”). Tenant will have one option to renew for an additional term of 15 years. The renewal option is exercisable as to all facilities in the aggregate only.

The Master Lease will provide that the base rent for the first year will be $198 million, and will increase at least 1.75% but no more than 3.50% (subject to CPI changes) for each of the years two through six during the Initial Term and at least 1.50% but no more than 3.00% per year thereafter (subject to CPI changes).

The Acquisition

Tenant and/or OpCo will be subject to certain financial covenants, including requirements to maintain a minimum payment coverage ratio, a minimum net worth, a minimum cash balance, a minimum current ratio and a maximum leverage ratio. Tenant will grant the Company the exclusive right and option to own any facilities that Tenant or its affiliates develop or acquire during the Initial Term.

The seven senior housing and care facilities leased by FC-GEN Acquisition Holding (the “Leased Facilities) are each subject to a fixed price purchase option (each an “Option”). Pursuant to the Acquisition, the benefit of the Options will be transferred to the Company. If the Company exercises an Option and acquires a Leased Facility (a “Purchased Facility”), the Purchased Facility will be leased to Tenant pursuant to the terms of the Master Lease.

The Master Lease will be structured so that Tenant will be responsible for all operating costs associated with the facilities, including the payment of operating expenses, real estate taxes, insurance, building repairs and maintenance and all payments due under the three ground leases. Tenant will also provide indemnities against liabilities associated with the operation of the facilities.

The Company will have the right of first offer on the sale of any direct interest comprising less than a 20% ownership interest in OpCo, other than (1) a transfer between any direct or indirect owners as of the closing date, or (2) transfers in connection with an initial public offering of OpCo.

THE FINANCING TRANSACTIONS

The $2.4 Billion Bridge Loan Facility

On February 28, 2011, the Company obtained a commitment from UBS Loan Finance, LLC and UBS Loan Finance LLC, UBS Securities LLC, as joint lead arranger, Bank of America, N.A., as co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Barclays Bank PLC, as co-syndication agent, Barclays Capital Inc., as joint lead arranger, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., as joint lead arranger and co-documentation agent, JPMorgan Chase Bank, N.A., as co-syndication agent, J.P. Morgan Securities LLC, as joint lead arranger, Wells Fargo Bank, N.A., as co-documentation agent, Wells Fargo Securities, LLC, as joint lead arranger, KeyBank National Association, as senior managing agent, and KeyBanc Capital Markets Inc. to provide a bridge loan facility to the Company in an aggregate amount of up to $2.4 billion subject to certain customary terms and conditions. No borrowings have been made under the $2.4 billion bridge loan facility as of the date of this prospectus supplement, and the commitments thereunder are available until May 31, 2011. See “Description of bridge loan facility.”

The Common Stock Offering

Concurrently with this offering, we are offering 25,000,000 shares of our common stock (or 28,750,000 shares if the underwriters exercise their overallotment option in full) pursuant to a separate public offering (the “Common Stock Offering”). If we complete the Common Stock Offering, we expect to use the proceeds from that offering and from this offering as described in “Use of proceeds.” The completion of this offering of Series I preferred stock is not subject to the completion of the Common Stock Offering and the completion of the Common Stock Offering is not subject to the completion of this offering of Series I preferred stock.

This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy our common stock in the Common Stock Offering and we cannot assure you that the Common Stock Offering will be completed or completed for the amount or on the terms contemplated.

Sources and Uses of Funds for the Acquisition

The following table sets forth the expected sources and uses of funds upon completion of the Acquisition, assuming a closing date in the second quarter of 2011 and assuming only the use of

The Acquisition

financing sources announced or for which we have a commitment as of the date of this prospectus supplement. No assurances can be given that the information in the following table will not change depending on the nature of our financing arrangements and/or whether the Acquisition will be consummated in accordance with the anticipated timing or at all. See “Risk factors—Risks Related to the Offering and the Acquisition.”

Sources	Amount		Uses	Amount

	(in millions)			(in millions)

Preferred Stock Offering	$605,500	(1)	Cash portion of purchase price	$2,400,000
Common Stock Offering	1,181,000	(2)	Estimated fees and expenses	70,800	(3)
Bridge Loan Facility	613,500
Cash	70,800

Total	$2,470,800			$2,470,800

(1)	After deducting underwriting discounts and commissions and our estimated offering expenses.

(2)	Based on the public offering price of $49.25 per share and after deducting underwriting discounts and commissions and our estimated offering expenses.

(3)	Our estimated fees and expenses include advisory fees ($6,000,000), legal fees ($2,000,000), due diligence and other closing costs ($28,000,000) and fees associated with the bridge loan financing ($34,800,000). Assuming the completion of this offering and the Common Stock Offering, our estimated fees associated with the bridge loan financing will be $21,401,000, and as a result, our total estimated fees and expenses will be $57,401,000.

Risk factors

An investment in our Series I preferred stock involves risks. You should carefully consider the following risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010, in evaluating an investment in our Series I preferred stock.

RISKS RELATED TO THIS OFFERING AND THE ACQUISITION

There can be no assurance that the Acquisition will be consummated in accordance with the anticipated timing or at all, and the closing of this offering is not conditioned on the consummation of the Acquisition

Although the Company expects to close the Acquisition in the second quarter of 2011, there can be no assurance that the Acquisition will be completed in accordance with the anticipated timing or at all. In order to consummate the Acquisition, the Company and FC-GEN must obtain certain regulatory and other approvals and consents in a timely manner. If these approvals or consents are not received, or they are not received on terms that satisfy the conditions set forth in the Purchase Agreement, then the Company and/or FC-GEN will not be obligated to complete the Acquisition. The Purchase Agreement also contains certain other closing conditions, which may not be satisfied or waived. In addition, under circumstances specified in the Purchase Agreement, the Company or FC-GEN may terminate the Purchase Agreement.

The closing of this offering is not conditioned on the consummation of the Acquisition. Therefore, upon the closing of this offering, you will become a holder of the Company’s Series I preferred stock irrespective of whether the Acquisition is consummated or delayed. If the Acquisition is not completed, the Company’s Series I preferred stock that you have purchased in this offering will not reflect any interest in FC-GEN Acquisition Holding, and if the Acquisition is delayed, this interest will not be reflected during the period of delay. If this offering is consummated and the Acquisition does not occur, our earnings available to pay dividends may be less than what might be expected to be available if the Acquisition were completed. Also, the price of the Company’s Series I preferred stock may decline to the extent that the current market price of the Company’s Series I preferred stock reflects a market assumption that the Acquisition will be consummated and that the Company will realize certain anticipated benefits of the Acquisition.

If the Company is unable to raise sufficient proceeds through this offering, the Common Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings, the Company may draw down on the $2.4 billion bridge loan facility in order to close the Acquisition, which would significantly increase our indebtedness. If the Company elects not to consummate the financing under the $2.4 billion bridge loan facility, the Company may seek alternative sources of financing for the Acquisition, the terms of which are unknown to us and could limit our ability to operate our business

The offering of the Series I preferred stock forms part of a larger financing plan for the Acquisition described elsewhere in this prospectus supplement. See “The Acquisition—The Financing Transactions.” Concurrently with this offering, the Company has obtained a commitment for a bridge loan facility pursuant to which the bridge lenders have committed to provide, subject to certain conditions, the additional financing required for the Acquisition through a $2.4 billion bridge loan facility in the event that sufficient proceeds are not raised from this offering, the Common Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings. See “Description of bridge

Risk factors

loan facility.” The Company may use this bridge loan facility to finance all or part of the Acquisition. See “Use of proceeds.” The Company’s obligations under the Purchase Agreement are not conditioned upon the consummation of any or all of the Financing Transactions.

In the event that the Company is unable to raise sufficient proceeds through the consummation of this offering, the Common Stock Offering cash on hand and any amounts raised in future capital raising activities or refinancings, the Company may draw down on the bridge loan facility, in whole or in part, in order to finance all or part of the Acquisition. See “Description of bridge loan facility.” In the event of such draw down, we would be significantly more highly leveraged, which means we will have a larger amount of indebtedness in relation to our equity. Our interest expense would significantly increase.

In the event that the Company elects not to consummate the financing under the $2.4 billion bridge loan facility or fails to satisfy certain of the various conditions pursuant to which the bridge lenders have committed to fund the Company’s $2.4 billion bridge loan facility, it could seek alternative sources of financing for the Acquisition. There can be no assurance as to the terms on which the Company would issue future additional securities or borrow funds.

We will incur substantial expenses and payments even if the Acquisition is not completed

We have incurred substantial legal, accounting, financial advisory and other costs and our management has devoted considerable time and effort in connection with the Acquisition. If the Acquisition is not completed, we will bear certain fees and expenses associated with the Acquisition without realizing the benefits of the Acquisition. The fees and expenses may be significant and could have an adverse impact on our results of our operations.

The intended benefits of the Acquisition may not be realized, which could have a negative impact on the market price of the Company’s Series I preferred stock and common stock after the Acquisition

The closing of the Acquisition poses risks for the ongoing operations of the Company, including that:

➢	the FC-GEN Acquisition Holdings portfolio may not perform as well as the Company anticipates;

➢	Genesis Operations, LLC (“Tenant”) may not be able to achieve and maintain occupancy and rate levels that will enable it to meet all its obligations to us, which may result in the bankruptcy or insolvency of Tenant, or Tenant may become subject to bankruptcy or insolvency proceedings for other reasons; and

➢	unforeseen difficulties may arise in integrating FC-GEN Acquisition Holdings assets into the Company’s portfolio.

If the Company fails to realize the intended benefits of the Acquisition, the market price of the Company’s Series I preferred stock and common stock could decline from its market price before the Acquisition.

We cannot assure you that the Common Stock Offering will be completed on the terms contemplated

Concurrently with this public offering of Series I preferred stock, we are offering 25,000,000 shares (or 28,750,000 shares if the underwriters exercise their overallotment option in full) of our common stock pursuant to a separate public offering (the “Common Stock Offering”). The completion of this offering of Series I preferred stock is not subject to the completion of the Common Stock Offering and the completion of the Common Stock Offering is not subject to the completion of this offering of Series I preferred stock. We cannot assure you that the Common Stock Offering will be completed or, if completed, that it will be completed for the amount or on the terms contemplated.

Risk factors

RISKS RELATED TO OUR BUSINESS

Our expected results may not be achieved

Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, senior housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; and other legal and operational matters, including REIT qualification and key management personnel recruitment and retention.

Risk factors related to our operators’ revenues and expenses

Our investment property operators’ revenues are primarily driven by occupancy, Medicare and Medicaid reimbursement, if applicable, and private pay rates. Expenses for these facilities are primarily driven by the costs of labor, food, utilities, taxes, insurance and rent or debt service. Revenues from government reimbursement have, and may continue to, come under pressure due to reimbursement cuts and state budget shortfalls. Liability insurance and staffing costs continue to increase for our operators. To the extent that any decrease in revenues and/or any increase in operating expenses result in a property not generating enough cash to make payments to us, the credit of our operator and the value of other collateral would have to be relied upon.

The recent credit and liquidity crisis, and the weakened economy, may have a lingering adverse effect on our operators and tenants, including their ability to access credit or maintain occupancy rates. If the operations, cash flows or financial condition of our operators are materially adversely impacted by economic conditions, our revenue and operations may be adversely affected.

Increased competition may affect our operators’ ability to meet their obligations to us

The operators of our properties compete on a local and regional basis with operators of properties and other health care providers that provide comparable services. We cannot be certain that the operators of all of our facilities will be able to achieve and maintain occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators are expected to encounter increased competition in the future that could limit their ability to attract residents or expand their businesses.

Risk factors related to obligor bankruptcies

We are exposed to the risk that our obligors may not be able to meet the rent, principal and interest or other payments due us, which may result in an obligor bankruptcy or insolvency, or that an obligor might become subject to bankruptcy or insolvency proceedings for other reasons. Although our operating lease agreements provide us with the right to evict a tenant, demand immediate payment of

Risk factors

rent and exercise other remedies, and our loans provide us with the right to terminate any funding obligation, demand immediate repayment of principal and unpaid interest, foreclose on the collateral and exercise other remedies, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. An obligor in bankruptcy or subject to insolvency proceedings may be able to limit or delay our ability to collect unpaid rent in the case of a lease or to receive unpaid principal and interest in the case of a loan, and to exercise other rights and remedies.

We may be required to fund certain expenses (e.g., real estate taxes and maintenance) to preserve the value of an investment property, avoid the imposition of liens on a property and/or transition a property to a new tenant. In some instances, we have terminated our lease with a tenant and relet the property to another tenant. In some of those situations, we have provided working capital loans to and limited indemnification of the new obligor. If we cannot transition a leased property to a new tenant, we may take possession of that property, which may expose us to certain successor liabilities. Should such events occur, our revenue and operating cash flow may be adversely affected.

Transfers of health care facilities may require regulatory approvals and these facilities may not have efficient alternative uses

Transfers of health care facilities to successor operators frequently are subject to regulatory approvals or notifications, including, but not limited to, change of ownership approvals under certificate of need (“CON”) laws, state licensure laws and Medicare and Medicaid provider arrangements, that are not required for transfers of other types of real estate. The replacement of a health care facility operator could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the facility or the replacement of the operator licensed to manage the facility. Alternatively, given the specialized nature of our facilities, we may be required to spend substantial time and funds to adapt these properties to other uses. If we are unable to timely transfer properties to successor operators or find efficient alternative uses, our revenue and operations may be adversely affected.

Risk factors related to government regulations

Our obligors’ businesses are affected by government reimbursement and private payor rates. To the extent that an operator/tenant receives a significant portion of its revenues from government payors, primarily Medicare and Medicaid, such revenues may be subject to statutory and regulatory changes, retroactive rate adjustments, recovery of program overpayments or set-offs, administrative rulings, policy interpretations, payment or other delays by fiscal intermediaries or carriers, government funding restrictions (at a program level or with respect to specific facilities) and interruption or delays in payments due to any ongoing government investigations and audits at such property. In recent years, government payors have frozen or reduced payments to health care providers due to budgetary pressures. Health care reimbursement will likely continue to be of paramount importance to federal and state authorities. We cannot make any assessment as to the ultimate timing or effect any future legislative reforms may have on the financial condition of our obligors and properties. There can be no assurance that adequate reimbursement levels will be available for services provided by any property operator, whether the property receives reimbursement from Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on an obligor’s liquidity, financial condition and results of operations, which could adversely affect the ability of an obligor to meet its obligations to us. See “Item 1—Business—Certain Government Regulations—Reimbursement” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Our operators and tenants generally are subject to extensive federal, state, local, and industry-regulated licensure, certification and inspection laws, regulations, and standards. Our operators’ or tenants’ failure to comply with any of these laws, regulations, or standards could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal and state health

Risk factors

care programs, loss of license or closure of the facility. Such actions may have an effect on our operators’ or tenants’ ability to make lease payments to us and, therefore, adversely impact us. See “Item 1—Business—Certain Government Regulations—Other Related Laws” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Many of our properties may require a license, registration, and/or CON to operate. Failure to obtain a license, registration, or CON, or loss of a required license, registration, or CON would prevent a facility from operating in the manner intended by the operators or tenants. These events could materially adversely affect our operators’ or tenants’ ability to make rent payments to us. State and local laws also may regulate the expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction or renovation of health care facilities, by requiring a CON or other similar approval from a state agency. See “Item 1—Business—Certain Government Regulations—Licensing and Certification” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

The American Recovery and Reinvestment Act of 2009 (“ARRA”), which was signed into law on February 17, 2009, provides $87 billion in additional federal Medicaid funding for states’ Medicaid expenditures between October 1, 2008 and December 31, 2010. On August 10, 2010, the President signed into law H.R. 1586, which mandates a six-month extension of the increase in federal Medicaid funding for states through June 30, 2011, although the enhanced federal Medicaid funding is scaled back for the first two quarters of 2011. Under both the ARRA and H.R. 1586, states meeting certain eligibility requirements will temporarily receive additional money in the form of an increase in the federal medical assistance percentage (“FMAP”). Thus, for a limited period of time, the share of Medicaid costs that are paid for by the federal government will go up, and each state’s share will go down. We cannot predict whether states are, or will remain, eligible to receive the additional federal Medicaid funding, or whether the states will have sufficient funds for their Medicaid programs. We also cannot predict the impact that such broad-based, far-reaching legislation will have on the U.S. economy or our business.

Risk factors related to liability claims and insurance costs

In recent years, skilled nursing and seniors housing operators have experienced substantial increases in both the number and size of patient care liability claims. As a result, general and professional liability costs have increased in some markets. However, a recent report and state survey found that the liability insurance market is beginning to stabilize in most markets. In 2008, national average liability loss costs were stable for the first time in nearly a decade. State-led tort reform efforts have greatly contributed to decreasing costs. In some markets general and professional liability insurance coverage continues to be restricted or very costly, which in some cases has caused operators to self-insure. These developments may adversely affect the property operators’ future operations, cash flows and financial condition, and may have a material adverse effect on the property operators’ ability to meet their obligations to us.

Risk factors related to acquisitions

We are exposed to the risk that some of our acquisitions may not prove to be successful. We could encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide construction funding to an operator/tenant and the project is not completed, we may need to take steps to ensure completion of the project. Moreover, if we issue equity securities or incur additional debt, or both, to finance future acquisitions, it may reduce our per share financial results. These costs may negatively affect our results of operations.

Risk factors

Risk factors related to joint ventures

We have entered into, and may continue in the future to enter into, partnerships or joint ventures with other persons or entities. Joint venture investments involve risks that may not be present with other methods of ownership, including the possibility that our partner might become insolvent, refuse to make capital contributions when due or otherwise fail to meet its obligations, which may result in certain liabilities to us for guarantees and other commitments; that our partner might at any time have economic or other business interests or goals that are or become inconsistent with our interests or goals; that we could become engaged in a dispute with our partner, which could require us to expend additional resources to resolve such disputes and could have an adverse impact on the operations and profitability of the joint venture; and that our partner may be in a position to take action or withhold consent contrary to our instructions or requests. In addition, our ability to transfer our interest in a joint venture to a third party may be restricted. In some instances, we and/or our partner may have the right to trigger a buy-sell arrangement, which could cause us to sell our interest, or acquire our partner’s interest, at a time when we otherwise would not have initiated such a transaction. Our ability to acquire our partner’s interest may be limited if we do not have sufficient cash, available borrowing capacity or other capital resources. In such event, we may be forced to sell our interest in the joint venture when we would otherwise prefer to retain it. Joint ventures may require us to share decision-making authority with our partners, which could limit our ability to control the properties in the joint ventures. Even when we have a controlling interest, certain major decisions may require partner approval, such as the sale, acquisition or financing of a property.

Risk factors related to life sciences facilities

Our tenants in the life sciences industry face high levels of regulation, expense and uncertainty that may adversely affect their ability to make payments to us. Research, development and clinical testing of products and technologies can be very expensive and sources of funds may not be available to our life sciences tenants in the future. The products and technologies that are developed and manufactured by our life sciences tenants may require regulatory approval prior to being made, marketed, sold and used. The regulatory process can be costly, long and unpredictable. Even after a tenant gains regulatory approval and market acceptance, the product still presents regulatory and liability risks, such as safety concerns, competition from new products and eventually the expiration of patent protection. These factors may affect the ability of our life sciences tenants to make timely payments to us, which may adversely affect our revenue and operations.

Risk factors related to indebtedness

Permanent financing for our investments is typically provided through a combination of public and private offerings of debt and equity securities and the incurrence or assumption of secured debt. The incurrence or assumption of indebtedness, including each of our bridge loan facilities, may cause us to become more leveraged, which could (1) require us to dedicate a greater portion of our cash flow to the payment of debt service, (2) make us more vulnerable to a downturn in the economy, (3) limit our ability to obtain additional financing, or (4) negatively affect our credit ratings or outlook by one or more of the noted rating agencies.

Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness, in addition to any other indebtedness cross-defaulted against such instruments. These defaults could have a material adverse impact on our business, results of operations and financial condition.

Risk factors

Risk factors related to our credit ratings

We plan to manage the Company to maintain a capital structure consistent with our current profile, but there can be no assurance that we will be able to maintain our current credit ratings. Any downgrades in terms of ratings or outlook by any or all of the noted rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.

Risk factors related to interest rate swaps

We enter into interest rate swap agreements from time to time to manage some of our exposure to interest rate volatility. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements. In addition, these arrangements may not be effective in reducing our exposure to changes in interest rates. When we use forward-starting interest rate swaps, there is a risk that we will not complete the long-term borrowing against which the swap is intended to hedge. If such events occur, our results of operations may be adversely affected.

Risk factors related to environmental laws

Under various federal and state laws, owners or operators of real estate may be required to respond to the presence or release of hazardous substances on the property and may be held liable for property damage, personal injuries or penalties that result from environmental contamination or exposure to hazardous substances. We may become liable to reimburse the government for damages and costs it incurs in connection with the contamination. Generally, such liability attaches to a person based on the person’s relationship to the property. Our tenants or borrowers are primarily responsible for the condition of the property. Moreover, we review environmental site assessments of the properties that we own or encumber prior to taking an interest in them. Those assessments are designed to meet the “all appropriate inquiry” standard, which we believe qualifies us for the innocent purchaser defense if environmental liabilities arise. Based upon such assessments, we do not believe that any of our properties are subject to material environmental contamination. However, environmental liabilities may be present in our properties and we may incur costs to remediate contamination, which could have a material adverse effect on our business or financial condition or the business or financial condition of our obligors.

Risk factors related to facilities that require entrance fees

Certain of our senior housing facilities require the payment of an upfront entrance fee by the resident, a portion of which may be refundable by the operator. Some of these facilities are subject to substantial oversight by state regulators relating to these funds. As a result of this oversight, residents of these facilities may have a variety of rights, including, for example, the right to cancel their contracts within a specified period of time and certain lien rights. The oversight and rights of residents within these facilities may have an effect on the revenue or operations of the operators of such facilities and therefore may negatively impact us.

Risk factors related to facilities under construction or development

At any given time, we may be in the process of constructing one or more new facilities that ultimately will require a CON and license before they can be utilized by the operator for their intended use. The operator also may need to obtain Medicare and Medicaid certification and enter into Medicare and Medicaid provider agreements and/or third party payor contracts. In the event that the operator is unable to obtain the necessary CON, licensure, certification, provider agreements or contracts after the completion of construction, there is a risk that we will not be able to earn any revenues on the facility until either the initial operator obtains a license or certification to operate the new facility and the

Risk factors

necessary provider agreements or contracts or we can find and contract with a new operator that is able to obtain a license to operate the facility for its intended use and the necessary provider agreements or contracts.

In connection with our renovation, redevelopment, development and related construction activities, we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These factors could result in increased costs or our abandonment of these projects. In addition, we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities, and we may not be able to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for significant cash returns. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions. Newly developed and acquired properties may not produce the cash flow that we expect, which could adversely affect our overall financial performance.

In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If our financial projections with respect to a new property are inaccurate, and the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties that are not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property.

We do not know if our tenants will renew their existing leases, and if they do not, we may be unable to lease the properties on as favorable terms, or at all

We cannot predict whether our tenants will renew existing leases at the end of their lease terms, which expire at various times. If these leases are not renewed, we would be required to find other tenants to occupy those properties or sell them. There can be no assurance that we would be able to identify suitable replacement tenants or enter into leases with new tenants on terms as favorable to us as the current leases or that we would be able to lease those properties at all.

Our ownership of properties through ground leases exposes us to the loss of such properties upon breach or termination of the ground leases

We have acquired an interest in certain of our properties by acquiring a leasehold interest in the property on which the building is located, and we may acquire additional properties in the future through the purchase of interests in ground leases. As the lessee under a ground lease, we are exposed to the possibility of losing the property upon termination of the ground lease or an earlier breach of the ground lease by us.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties

Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our properties in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could

Risk factors

adversely affect our financial condition and results of operations. In addition, we are exposed to the risks inherent in concentrating investments in real estate, and in particular, the seniors housing and health care industries. A downturn in the real estate industry could adversely affect the value of our properties and our ability to sell properties for a price or on terms acceptable to us.

Risk factors related to reinvestment of sale proceeds

From time to time, we will have cash available from (1) the proceeds of sales of our securities, (2) principal payments on our loans receivable and (3) the sale of properties, including non-elective dispositions, under the terms of master leases or similar financial support arrangements. In order to maintain current revenues and continue generating attractive returns, we expect to re-invest these proceeds in a timely manner. We compete for real estate investments with a broad variety of potential investors. This competition for attractive investments may negatively affect our ability to make timely investments on terms acceptable to us.

Failure to properly manage our rapid growth could distract our management or increase our expenses

We have experienced rapid growth and development in a relatively short period of time and expect to continue this rapid growth in the future. This growth has resulted in increased levels of responsibility for our management. Future property acquisitions could place significant additional demands on, and require us to expand, our management, resources and personnel. Our failure to manage any such rapid growth effectively could harm our business and, in particular, our financial condition, results of operations and cash flows, which could negatively affect our ability to make distributions to stockholders. Our growth could also increase our capital requirements, which may require us to issue potentially dilutive equity securities and incur additional debt.

We might fail to qualify or remain qualified as a REIT

We intend to operate as a REIT under the Internal Revenue Code and believe we have and will continue to operate in such a manner. If we lose our status as a REIT, we will face serious income tax consequences that will substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders because:

➢	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

➢	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

➢	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

Since REIT qualification requires us to meet a number of complex requirements, it is possible that we may fail to fulfill them, and if we do, our earnings will be reduced by the amount of U.S. federal and other income taxes owed. A reduction in our earnings would affect the amount we could distribute to our stockholders. If we do not qualify as a REIT, we would not be required to make distributions to stockholders since a non-REIT is not required, in order to maintain REIT status or avoid an excise tax, to pay dividends to stockholders. See “Item 1—Business—Taxation—Federal Income Tax Considerations” of our Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the provisions of the Internal Revenue Code that apply to us and the effects of failure to qualify as a REIT.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would continue to be treated as dividends to the extent of our current and accumulated earnings and profits, although

Risk factors

corporate stockholders may be eligible for the dividends received deduction, and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains (currently at a maximum rate of 15%) with respect to distributions.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for U.S. federal income tax purposes. See “Item 1—Business—Taxation—Federal Income Tax Considerations” of our Annual Report on Form 10-K for the year ended December 31, 2010.

The 90% annual distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Annual Distribution Requirements” included in our Annual Report on Form 10-K for the year ended December 31, 2010. Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or we may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions may cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. In the event that timing differences occur, or we deem it appropriate to retain cash, we may borrow funds, issue additional equity securities (although we cannot assure you that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in another transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations.

The amount of additional indebtedness we may incur is limited by the terms of our line of credit arrangement and the indentures governing our senior unsecured notes. In addition, adverse economic conditions may impact the availability of additional funds or could cause the terms on which we are able to borrow additional funds to become unfavorable. In those circumstances, we may be required to raise additional equity in the capital markets. Our access to capital depends upon a number of factors over which we have little or no control, including rising interest rates, inflation and other general market conditions and the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. We cannot assure you that we will be able to raise the capital necessary to make future investments or to meet our obligations and commitments as they mature.

The lease of qualified health care properties to a taxable REIT subsidiary is subject to special requirements

We intend to lease certain qualified health care properties we acquire from operators to a taxable REIT subsidiary (or a limited liability company of which the taxable REIT subsidiary is a member), which

Risk factors

lessee will contract with such operators (or a related party) to operate the health care operations at these properties. The rents from this taxable REIT subsidiary lessee structure will be treated as qualifying rents from real property if (1) they are paid pursuant to an arms-length lease of a qualified health care property with a taxable REIT subsidiary and (2) the operator qualifies as an eligible independent contractor. If any of these conditions are not satisfied, then the rents will not be qualifying rents. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Income Tests” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

If certain sale-leaseback transactions are not characterized by the IRS as “true leases,” we may be subject to adverse tax consequences

We may purchase properties and lease them back to the sellers of such properties. We intend for any such sale-leaseback transaction to be structured in such a manner that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service (“IRS”) might take the position that the transaction is not a “true lease” but is more properly treated in some other manner. In the event any sale-leaseback transaction is challenged and successfully re-characterized by the IRS, we would not be entitled to claim the deductions for depreciation and cost recovery generally available to an owner of property. Furthermore, if a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT asset tests or income tests and, consequently, could lose our REIT status effective with the year of re-characterization. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Asset Tests” and “—Income Tests” included in our Annual Report on Form 10-K for the year ended December 31, 2010. Alternatively, the amount of our REIT taxable income could be recalculated, which may cause us to fail to meet the REIT annual distribution requirements for a taxable year. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Annual Distribution Requirements” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Other risk factors

We are also subject to other risks. First, our certificate of incorporation and by-laws contain anti-takeover provisions (staggered board provisions, restrictions on share ownership and transfer and super majority stockholder approval requirements for business combinations) that could make it more difficult for or even prevent a third party from acquiring us without the approval of our incumbent Board of Directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

Additionally, we are dependent on key personnel. Although we have entered into employment agreements with our executive officers, losing any one of them could, at least temporarily, have an adverse impact on our operations. We believe that losing more than one could have a material adverse impact on our business.

RISKS RELATED TO THE SERIES I PREFERRED STOCK AND OUR COMMON STOCK

The Series I preferred stock ranks junior to all of our indebtedness and other liabilities and is effectively junior to all indebtedness and other liabilities of our subsidiaries

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series I preferred stock, including the conversion of your shares of the Series I preferred stock into cash, if we so elect, upon a fundamental change, only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series I preferred stock to participate in the distribution of our assets will rank junior to the prior claims of our creditors and any

Risk factors

future series or class of preferred stock that ranks senior to the Series I preferred stock. In addition, the Series I preferred stock effectively ranks junior to all existing and future indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our subsidiaries. Our subsidiaries, which owned approximately 69.0% of our real estate investments at December 31, 2010, are separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series I preferred stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series I preferred stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series I preferred stock.

We may not be able to pay dividends on the Series I preferred stock

Our revolving credit facility prohibits us from paying cash dividends on the Series I preferred stock and our common stock if we default under the credit facility, and other financing agreements that we enter into in the future also may limit our ability to pay cash dividends on our capital stock. If we default under the revolving credit facility or future financing agreements restrict our ability to pay cash dividends, we will be unable to pay cash dividends on the Series I preferred stock unless we can refinance amounts outstanding under those agreements.

Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on the Series I preferred stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the Series I preferred stock, we may not have sufficient cash to pay dividends on the Series I preferred stock.

In addition, no payment or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends.

Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and in the accompanying prospectus, were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time.

The price of our common stock may fluctuate significantly, which will affect the price of the Series I preferred stock and may make it difficult for you to resell the Series I preferred stock or common stock issuable upon conversion of the Series I preferred stock when you want or at prices you find attractive

The price of our common stock on the NYSE has historically fluctuated significantly. Between January 1, 2009 and March 1, 2011, the trading price of our common stock has ranged from $25.86 to $52.24 per share. We expect that the market price of our common stock will continue to fluctuate for many reasons, including: our financial condition, performance and prospects; general economic and financial market conditions; changes in estimates by analysts; the market for similar securities issued by real estate investment trusts; and our ability to meet analysts’ estimates. The market price of our common stock also may be affected by future sales of our securities, including additional issuances of common stock and securities convertible into common stock. In addition, the stock markets in general and companies operating in the real estate industry have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These factors, among others, could significantly depress the trading price of our common stock. Because the Series I preferred stock is convertible into shares of our common stock, volatility or depressed prices for our common stock could

Risk factors

have a similar effect on the trading price of the Series I preferred stock. Holders who receive common stock pursuant to the terms of the Series I preferred stock also will be subject to the risk of volatility and depressed prices.

Market interest rates may affect the price of our Series I preferred stock

One of the factors that will influence the price of our Series I preferred stock will be the dividend yield on our Series I preferred stock relative to market interest rates. An increase in market interest rates could cause the market price of Series I preferred stock to go down. The trading price of the shares of our Series I preferred stock also will depend on many other factors, which may change from time to time, including:

➢	the market for similar securities;

➢	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

➢	government action or regulation;

➢	general economic conditions or conditions in the financial or real estate markets; and

➢	our financial condition, performance and prospects.

The Series I preferred stock will rank equally as to dividend rights and rights upon liquidation with our outstanding Series D preferred stock, Series F preferred stock and Series H convertible preferred stock, and we may issue additional series of preferred stock that rank equally to the Series I preferred stock as to dividend rights, rights upon liquidation or voting rights

We currently have 4,000,000 outstanding shares of Series D preferred stock ($100 million in aggregate liquidation value) and 7,000,000 outstanding shares of Series F preferred stock ($175 million in aggregate liquidation value) and 349,854 outstanding shares of Series H convertible preferred stock (approximately $9 million in aggregate liquidation), all of which will rank equally with the Series I preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs. We also are allowed to issue additional series of preferred stock that would rank equally to the Series I preferred stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our certificate of incorporation and the certificate of designation for the Series I preferred stock. The issuance of additional shares of preferred stock could have the effect of reducing the amounts available to the Series I preferred stock issued in this offering upon our liquidation, dissolution or winding up of our affairs. It also may reduce dividend payments on the Series I preferred stock if we do not have sufficient funds to pay dividends on all Series I preferred stock outstanding and other classes of stock with equal priority with respect to dividends.

In addition, although holders of Series I preferred stock are entitled to limited voting rights, as described in “Description of Series I preferred stock—Voting Rights,” with respect to such matters, the Series I preferred stock will vote separately as a class along with all other series of our preferred stock upon which like voting rights have been conferred and are exercisable (which may include holders of our Series D preferred stock, our Series F preferred stock and our Series H preferred stock, as well of holders of any series of preferred stock we may issue in the future). As a result, the voting rights of holders of Series I preferred stock may be significantly diluted, and the holders of such other series of preferred stock may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series I preferred stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Risk factors

Ownership limitations in our by-laws and the certificate of designation for the Series I preferred stock may impair the ability of holders to convert Series I preferred stock into our common stock

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8% of our common stock or more than 9.8% in value of all of our outstanding capital stock, subject to certain exceptions. For this purpose, all options, warrants, convertible securities (including the Series I preferred stock) and other rights to acquire our common stock will be treated as if all such rights had been exercised. Notwithstanding any other provision of the Series I preferred stock, no holder of Series I preferred stock will be entitled to convert such stock into our common stock to the extent that receipt of our common stock would cause the holder to exceed the ownership limit contained in our by-laws and in the certificate of designation for the Series I preferred stock. See “Restrictions on Ownership and Transfer” in this prospectus supplement and “Restrictions on Transfer of Securities” in the accompanying prospectus.

The conversion rate of the Series I preferred stock may not be adjusted for all dilutive events that may occur

As described under “Description of Series I preferred stock—Conversion Rate Adjustment,” we will adjust the conversion rate of the Series I preferred stock for certain events, including, among others:

➢	the issuance of stock dividends on our common stock;

➢	the issuance of certain rights, options or warrants;

➢	the distribution of capital stock, indebtedness or assets, securities or property;

➢	certain subdivisions and combinations of our capital stock;

➢	certain cash dividends on our common stock; and

➢	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, which may adversely affect the trading price of the Series I preferred stock or our common stock. If we engage in any of these types of transactions, the value of the common stock into which the Series I preferred stock may be convertible may be diluted. In addition, it is possible that an event will adversely affect the value of the Series I preferred stock or common stock but does result in an adjustment to the conversion rate.

The additional shares of our common stock payable on our Series I preferred stock in connection with a fundamental change may not adequately compensate you for the lost option time value of your shares of our Series I preferred stock or otherwise make you whole as a result of such fundamental change

If a fundamental change occurs, you may be entitled to receive, in certain circumstances, in addition to the number of shares equal to the applicable conversion rate, an additional number of shares upon conversion as described under “Description of Series I preferred stock—Determination of the make-whole premium.” The number of additional shares of our common stock will be determined based on the date on which the fundamental change becomes effective, and the price paid per share of common stock in the fundamental change transaction as described under “Description of Series I preferred stock—Special Rights Upon a Fundamental Change.” While the additional shares of our common stock upon conversion is designed to compensate you for the lost option time value of your shares of Series I preferred stock as a result of the fundamental change, the increase is only an approximation of this lost value and may not adequately compensate you for your loss.

Risk factors

In addition, in certain other circumstances involving a fundamental change, you may be entitled to receive a number of shares of our common stock for each share of Series I preferred stock you convert equal to the lesser of (i) the liquidation preference divided by the Market Value (as defined below) of our common stock on the effective date of the fundamental change and (ii) 2.0305 shares of common stock (subject to adjustment) as described under “Description of Series I preferred stock—Special Rights Upon a Fundamental Change.” To the extent the Market Value of our common stock is less than $24.625 per share at the time of such a fundamental change, the number of shares receivable by you upon conversion in such circumstances will be limited by the 2.0305 share cap, and the value of the shares received by you will likely be less than $50 per share of Series I preferred stock.

Further, the fundamental change provisions will not afford protection to holders of the Series I preferred stock in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change. In the event of any such transaction, the holders of the Series I preferred stock would not have the rights described under “Description of Series I preferred stock—Special Rights Upon a Fundamental Change,” even though each of these transactions could significantly increase the amount of our leverage, or otherwise adversely affect our capital structure, thereby adversely affecting the holders of the Series I preferred stock.

Our obligation to issue shares in excess of the conversion rate in connection with a fundamental change as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

The value of the conversion right associated with the Series I preferred stock may be substantially decreased or eliminated if we are party to a merger, consolidation, or other similar transaction

If we are party to a consolidation, merger, share exchange or sale or lease of all or substantially all of our assets pursuant to which our common shares are converted into the right to receive cash, securities or other property, at the effective time of the transaction, the right to convert the Series I preferred stock into our common shares will be changed into a right to convert such shares into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its shares of Series I preferred stock immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Series I preferred stock in the future. For example, if all of our outstanding common shares were acquired for cash in a merger transaction, each of the shares of Series I preferred stock would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

An active trading market for the Series I preferred stock does not exist and may not develop

The Series I preferred stock is a new issue of securities with no established trading market. Although we have applied to list the Series I preferred stock on the NYSE, we cannot assure you that the Series I preferred stock will be approved for listing or that a trading market will exist for those securities. Listing of the Series I preferred stock on the NYSE does not guarantee that a trading market for the Series I preferred stock will develop or, if a trading market for the Series I preferred stock does develop, the depth or liquidity of that market or the ability of the holders to sell their Series I preferred stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the Series I preferred stock

Except as described under “Underwriting” with respect to the lock-up arrangements that we will be subject to for a short period of time following this offering and the Common Stock Offering, we are not

Risk factors

restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, or additional preferred stock. The issuance of additional shares of our common stock upon conversion of the Series I preferred stock or other issuances of our common stock or convertible securities, including outstanding options, or otherwise will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the Series I preferred stock, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the Series I preferred stock. The price of our common stock could be affected by sales of our common stock by investors who view the Series I preferred stock as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering. The hedging or arbitrage could, in turn, affect the market price of the Series I preferred stock.

The market price of our common stock may be affected by future sales of our securities, including those made pursuant to the separate equity distribution agreements with each of UBS Securities LLC, RBS Securities Inc., KeyBanc Capital Markets Inc. and Credit Agricole Securities (USA) Inc. and other additional issuances of common stock and securities convertible into common stock. We also are required to issue common stock to the holders of the 4.75% Convertible Senior Notes due 2026, the 4.75% Convertible Senior Notes due 2027, the 3.00% Convertible Senior Notes due 2029 and the Series H Cumulative Convertible and Redeemable Preferred Stock if and when the holders exercise their conversion rights. The number of shares of common stock that we may issue upon conversion could be significant and dilutive to our existing stockholders.

If you hold shares of our Series I preferred stock, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock

If you hold shares of our Series I preferred stock, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your shares of Series I preferred stock and, in certain cases, under the conversion rate adjustments applicable to our Series I preferred stock.

Provisions in the certificate of designation relating to the Series I preferred stock or our organizational documents could delay or prevent a change in control of our company, which could adversely affect the price of our common stock and the Series I preferred stock

If a fundamental change occurs, we may be required to increase the number of shares issuable upon conversion of the Series I preferred stock as described under “Description of Series I preferred stock—Determination of the make-whole premium” and “Description of Series I preferred stock—Special Rights Upon a Fundamental Change.” In addition, our certificate of incorporation and by-laws contain anti-takeover provisions, including provisions for a classified board of directors, restrictions on share ownership and transfer and super majority stockholder approval requirements for business combinations, that could make it more difficult for or even prevent a third party from acquiring us without the approval of our incumbent board of directors. Provisions like these, as well as certain terms in our credit facilities and other indebtedness, could reduce the market value of our common stock or the Series I preferred stock and inhibit or discourage takeover attempts, even where a takeover could be beneficial to you.

Risk factors

Recent regulatory actions may adversely affect the trading price and liquidity of the Series I preferred stock

We expect that many investors in, and potential purchasers of, the Series I preferred stock will employ, or seek to employ, a convertible arbitrage strategy with respect to the Series I preferred stock. Investors that employ a convertible arbitrage strategy with respect to convertible instruments often implement that strategy by selling short the common stock underlying the convertible instrument and dynamically adjusting their short position while they hold the convertible instrument. Investors also may implement this strategy by entering into swaps on the common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the Series I preferred stock to conduct the convertible arbitrage strategy that we believe they may seek to employ with respect to the Series I preferred stock. This could, in turn, adversely affect the trading price and liquidity of the Series I preferred stock.

Recent regulatory actions that could affect the ability to successfully execute convertible arbitrage and hedging strategies include the SEC’s adoption in February 2010 of new short sale-related restrictions through an amendment to Rule 201 of Regulation SHO, the Financial Industry Regulatory Authority’s and stock exchanges’ circuit breaker pilot that commenced in June 2010, and the July 2010 enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Although the direction and magnitude of the effect that these actions and any additional regulations may have on the trading price and the liquidity of the Series I preferred stock will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales in the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible preferred stock issued by many of the financial services companies subject to the prohibition. Any governmental actions that restrict the ability of investors in, or potential purchasers of, the Series I preferred stock to effect short sales in our common stock or to implement hedging strategies, including the recently adopted amendments to Regulation SHO, the circuit breaker pilot or the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the Series I preferred stock or our common stock.

An adverse rating of the Series I preferred stock may cause their trading price to decrease

If a rating agency rates the Series I preferred stock, it may assign a rating that is lower than anticipated. If a rating is assigned to the Series I preferred, that rating may be lowered in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the Series I preferred stock could significantly decline.

You may have taxable income if we adjust the conversion rate in certain circumstances, even if you do not receive any cash

We will adjust the conversion rate of the Series I preferred stock for stock splits and combinations, stock dividends, certain cash dividends and certain other events that affect our capital structure. See “Description of Series I preferred stock—Conversion Rate Adjustment.” If we adjust the conversion rate, or if we fail to make certain adjustments, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. In the case of a non-United States holder, we may,

Risk factors

at our option, withhold U.S. federal income tax with respect to any such deemed distribution from cash payments of dividends and any other payments in respect of the Series I preferred stock. See “Certain U.S. federal income tax considerations.”

We may not have sufficient earnings and profits in order for distributions on the Series I preferred stock to be treated as dividends

The dividends payable by us on the Series I preferred stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that were to occur, it would result in the amount of dividends that exceed our earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the Series I preferred stock and then, to the extent of any excess over such adjusted tax basis, as capital gain. See “Certain U.S. federal income tax considerations—“U.S. Federal Income Taxation of Holders of our Series I Preferred Stock or Common Stock — Treatment of U.S. Stockholders — Distributions with respect to our Series I Preferred Stock or Common Stock.”

We believe that the Series I preferred stock and any common stock received upon your conversion of the Series I preferred stock do not constitute “U.S. real property interests” and therefore we would not generally be required to withhold from payments to non-U.S. holders under the Foreign Investment in Real Property Act, or FIRPTA. We cannot assure you, however, that the Series I preferred stock or our common stock will not constitute U.S. real property interests

Although we are not currently aware of any facts that would cause our conclusion to change, depending on the facts in existence at the time of any sale, repurchase, conversion, or retirement of Series I preferred stock or our common stock, it is possible that the Series I preferred stock and common stock could constitute U.S. real property interests. If so, non-U.S. holders of Series I preferred stock or common stock would be subject to withholding on payments in connection with such a sale, repurchase, conversion, or retirement regardless of whether such non-U.S. holders provide certification documenting their non-U.S. status. See “Item 1 — Business — Taxation of our Annual Report on Form 10-K for the year ended December 31, 2010.”

If you convert your Series I preferred stock into shares of our common stock and we decide to pay taxable stock dividends on our common stock to meet the REIT distribution requirements, your tax liability with respect to our common stock may be greater than the amount of cash you receive

The IRS has issued Revenue Procedure 2010-12, which provides that the IRS will treat stock dividends declared on or before December 31, 2012, for taxable years ending before December 31, 2011, as distributions for purposes of satisfying the REIT distribution requirements, if each stockholder can elect to receive the distribution in cash or stock, even if the aggregate cash amount paid to all stockholders is limited, provided certain requirements are met. Taxable holders of our common stock receiving such dividends will be required to include the full amount of the dividend as income for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits. Accordingly, if we decide to pay a stock dividend in accordance with Revenue Procedure 2010-12, as a holder of our common stock your tax liability with respect to such dividend may be significantly greater than the amount of cash you receive. If you decide to sell the stock received as a dividend in order to pay this tax, the sales proceeds you receive may be less than the amount you are required to include in income with respect to the dividend, depending on the market price of the stock at the time of the sale. With respect to foreign stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders sell shares of stock in order to pay taxes owed on dividends, such sales may put downward pressure on the trading price of our stock.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” as that term is defined in the federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

➢	the possible expansion of our portfolio;

➢	the sale of properties;

➢	the performance of our operators/tenants and properties;

➢	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

➢	our occupancy rates;

➢	our ability to acquire, develop and/or manage properties;

➢	our ability to make distributions to stockholders;

➢	our policies and plans regarding investments, financings and other matters;

➢	our tax status as a real estate investment trust;

➢	our critical accounting policies;

➢	our ability to appropriately balance the use of debt and equity;

➢	our ability to access capital markets or other sources of funds;

➢	our ability to meet our earnings guidance;

➢	our ability to finance and complete, and the effect of, future acquisitions, including the Acquisition, as discussed in this prospectus supplement; and

➢	our ability to complete the Common Stock Offering on the terms contemplated.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to, the risks discussed above and the risks discussed in the sections captioned “Risk factors” in this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” in the accompanying prospectus and the documents that are incorporated herein by reference. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Use of proceeds

The net proceeds from this offering will be approximately $605.5 million ($696.4 million if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds to us from the Common Stock Offering will be approximately $1.2 billion ($1.4 billion if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering, the Common Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings to finance the aggregate purchase price of the Acquisition, including the repayment of any amounts drawn on the $2.4 billion bridge loan facility for which we have obtained a commitment from UBS Loan Finance LLC, UBS Securities LLC, as joint lead arranger, Bank of America, N.A., as co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Barclays Bank PLC, as co-syndication agent, Barclays Capital Inc., as joint lead arranger, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., as joint lead arranger and co-documentation agent, JPMorgan Chase Bank, N.A., as co-syndication agent, J.P. Morgan Securities LLC, as joint lead arranger, Wells Fargo Bank, N.A., as co-documentation agent, Wells Fargo Securities, LLC, as joint lead arranger, KeyBank National Association, as senior managing agent, and KeyBanc Capital Markets Inc. See “The Acquisition—The Financing Transactions.” If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including investing in health care and senior housing properties and repaying borrowings under our unsecured line of credit and other outstanding indebtedness. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. The Common Stock Offering may not be completed or, if completed, may not be completed for the amount or on the terms contemplated. Accordingly, the amounts described above may differ materially from the actual amounts we receive. The completion of this offering of Series I preferred stock is not subject to the completion of the Common Stock Offering and the completion of the Common Stock Offering is not subject to the completion of this offering of Series I preferred stock. As of March 1, 2011, we had an outstanding balance of $495 million under our unsecured line of credit and a zero balance under the $2.4 billion bridge loan facility and the $400 million bridge loan facility for which we have obtained a commitment from UBS Loan Finance, LLC in connection with our purchase agreement with Benchmark Senior Living LLC. See “Prospectus supplement summary—Recent developments.” Affiliates of certain of the underwriters are lenders under our unsecured line of credit, under our $2.4 billion bridge loan facility and under our $400 million bridge loan facility. If some of the net proceeds of this offering are used to repay any borrowings under our unsecured line of credit, our $2.4 billion bridge loan facility or our $400 million bridge loan facility, proceeds of this offering may be received by the underwriters or their affiliates. See “Underwriting—Conflicts of Interest.”

Price range of shares and distribution history

Our common stock is traded on the New York Stock Exchange under the symbol “HCN.” As of December 31, 2010, there were 4,999 holders of record of our common stock. The following table sets forth, for the periods shown, the high and low sale prices of our common stock as reported by the NYSE, for the periods indicated, and cash dividends per share. On March 1, 2011, the last reported sale price of our common stock as reported by the NYSE was $50.85 per share.

	Price of shares		Dividends
	High	Low	per share

Year ended December 31, 2009
First quarter	$42.32	$25.86	$0.68
Second quarter	36.41	29.62	0.68
Third quarter	44.40	32.64	0.68
Fourth quarter	46.74	40.53	0.68
Year ended December 31, 2010
First quarter	$46.79	$39.82	$0.68
Second quarter	46.44	38.42	0.69
Third quarter	48.54	40.85	0.69
Fourth quarter	52.06	44.07	0.69
Year ended December 31, 2011
First quarter (through March 1, 2011)	$52.24	$46.75	$0.69

Our board of directors approved an increase in the dividend to $0.715 per quarter, or $2.86 per year, per share of common stock, beginning with the quarterly dividend expected to be paid in May 2011.

Under the real estate investment trust rules of the Internal Revenue Code of 1986, as amended, in order to maintain our status as a REIT, our deduction for dividends paid must be generally equal to at least 90% of our taxable income for the taxable year (determined without regard to the deduction for dividends paid and excluding any net capital gain). The declaration of dividends is at the discretion of our board of directors and depends upon our distributable funds, financial requirements, tax considerations and other factors. Decisions with respect to the distribution of capital gains are made on a case-by-case basis. A portion of our dividends paid may be deemed either capital gain income or a return of capital, or both, to our stockholders. We provide our stockholders an annual statement which designates the taxability of their dividends.

We have a dividend reinvestment and stock purchase plan under which stockholders of record may invest all or a portion of their dividends and up to an additional $5,000 per month to purchase additional shares. Additionally, investors who are not stockholders of the company may use this plan to make an initial investment in the company’s shares of up to $5,000. We have the discretion to grant waivers for purchases in excess of $5,000.

Capitalization

The table below sets forth our capitalization as of December 31, 2010:

➢	on an actual basis;

➢	on an as adjusted basis to give effect to the issuance of shares of Series I preferred stock offered by this prospectus supplement (assuming no exercise of the underwriters’ overallotment option) and application of the net proceeds;

➢	on an as further adjusted basis to give effect to the Common Stock Offering (assuming no exercise of the underwriters’ overallotment option) and the application of the net proceeds;

➢	on a pro forma basis to give effect to the consummation of the Acquisition, as if it had occurred on December 31, 2010;

➢	on a pro forma as adjusted basis to give effect to the issuance of shares of Series I preferred stock offered by this prospectus supplement (assuming no exercise of the underwriters’ overallotment option) and application of the net proceeds and the Acquisition, as if they had occurred on December 31, 2010; and

➢	on a pro forma as further adjusted basis to give effect to the issuance of shares of Series I preferred stock offered by this prospectus supplement (assuming no exercise of the underwriters’ overallotment option) and application of the net proceeds, the Common Stock Offering (assuming no exercise of the underwriters’ overallotment option) and application of the net proceeds and the Acquisition, as if they had occurred on December 31, 2010.

The table below is unaudited and should be read in conjunction with “Summary historical consolidated financial data,” “The Acquisition,” “Use of proceeds,” and “Unaudited pro forma condensed consolidated financial statements,” contained elsewhere in this prospectus supplement, and the consolidated annual and interim financial statements and the notes thereto included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No assurances can be given that the information in the table below will not change depending on the nature of our financings. In addition, no assurances can be given that the Acquisition will be consummated in accordance with the anticipated timing or at all, or that the Common Stock Offering will be completed for the amount or on the terms contemplated or at all. The consummation of this offering is not conditioned upon the consummation of the Acquisition or the Common Stock Offering.

Capitalization

	December 31, 2010
						As further
		As	As further		Adjusted	adjusted
	Actual	adjusted(6)	adjusted(6)	Pro forma(7)	pro forma(7)	pro forma(7)

			(in thousands)

Cash and cash equivalents	$131,570	$437,070	$1,618,070	$60,770	$65,311	$74,169

Debt:
Borrowings under unsecured line of credit(1)	300,000	0	0	300,000	300,000	300,000
Borrowings under $2.4 billion bridge loan facility(2)	0	0	0	2,400,000	1,794,500	613,500
Senior notes due 2012	76,853	76,853	76,853	76,853	76,853	76,853
Senior notes due 2013	300,000	300,000	300,000	300,000	300,000	300,000
Senior notes due 2015	250,000	250,000	250,000	250,000	250,000	250,000
Senior notes due 2016	300,000	300,000	300,000	300,000	300,000	300,000
Senior notes due 2017	450,000	450,000	450,000	450,000	450,000	450,000
Senior notes due 2020	450,000	450,000	450,000	450,000	450,000	450,000
Senior notes due 2021	450,000	450,000	450,000	450,000	450,000	450,000
4.75% convertible senior notes due 2026(3)	125,588	125,588	125,588	125,588	125,588	125,588
4.75% convertible senior notes due 2027(3)	168,086	168,086	168,086	168,086	168,086	168,086
3.00% convertible senior notes due 2029(3)	494,403	494,403	494,403	494,403	494,403	494,403
Secured debt	1,133,716	1,133,716	1,133,716	1,133,716	1,133,716	1,133,716
Capital lease obligation	8,881	8,881	8,881	85,692	85,692	85,692
Unamortized premiums/discounts and fair value adjustments	(37,791)	(37,791)	(37,791)	(37,791)	(37,791)	(37,791)

Total debt(4)	4,469,736	4,169,736	4,169,736	6,946,547	6,341,047	5,160,047
Redeemable noncontrolling interests	4,553	4,553	4,553	4,553	4,553	4,553
Stockholders’ equity:
Preferred Stock, $1.00 par value; authorized—50,000,000 shares
Series D Cumulative Redeemable Preferred Stock; 4,000,000 shares issued and outstanding	100,000	100,000	100,000	100,000	100,000	100,000
Series F Cumulative Redeemable Preferred Stock; 7,000,000 shares issued and outstanding	175,000	175,000	175,000	175,000	175,000	175,000
Series H Cumulative Convertible and Redeemable Preferred Stock; 349,854 shares issued and outstanding	16,667	16,667	16,667	16,667	16,667	16,667
Series I Cumulative Convertible Perpetual Preferred Stock; 12,500,000 shares issued and outstanding	0	625,000	625,000	0	625,000	625,000
Common Stock, $1.00 par value; authorized—225,000,000 shares; 147,381,191 shares issued and 147,097,381 shares outstanding, actual; 172,381,191 shares issued and 172,097,381 shares outstanding, as adjusted(5)	147,155	147,155	172,155	147,155	147,155	172,155
Capital in excess of par value	4,932,468	4,912,968	6,068,968	4,932,468	4,912,968	6,068,968
Treasury stock	(11,352)	(11,352)	(11,352)	(11,352)	(11,352)	(11,352)
Cumulative net income	1,676,196	1,676,196	1,676,196	1,640,196	1,676,196	1,676,196
Cumulative dividends	(2,427,881)	(2,427,881)	(2,427,881)	(2,427,881)	(2,427,881)	(2,427,881)
Accumulated other comprehensive income	(11,099)	(11,099)	(11,099)	(11,099)	(11,099)	(11,099)
Other equity	5,697	5,697	5,697	5,697	5,697	5,697

Total Health Care REIT, Inc. stockholders’ equity	4,602,851	5,208,351	6,389,351	4,566,851	5,172,351	6,353,351
Noncontrolling interests	130,249	130,249	130,249	130,249	130,249	130,249

Total equity	4,733,100	5,338,600	6,519,600	4,697,100	5,302,600	6,483,600

Total capitalization	$9,207,389	$9,512,889	$10,693,889	$11,648,200	$11,648,200	$11,648,200

(1)	$495 million was outstanding under our unsecured line of credit at March 1, 2011.

(2)	Zero amounts were outstanding under the $2.4 billion bridge loan facility at March 1, 2011.

(footnotes continued on following page)

Capitalization

(3)	The amounts shown do not reflect original issue discount pursuant to ASC 470-20, Debt with Conversion Other Options. Under ASC 470, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the convertible senior notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470 on the accounting for the convertible senior notes is that the equity component is included in the capital in excess of par value section of stockholders’ equity on our consolidated balance sheet and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the convertible senior notes. The original issue discount for the convertible senior notes is included in “Unamortized premiums/discounts and fair value adjustments.”

(4)	Does not include any secured indebtedness incurred in 2011 in connection with our other acquisitions, transactions or investments, or the $400 million bridge loan facility with UBS Loan Finance, LLC we obtained to complete the transaction with Benchmark Senior Living LLC. See “Prospectus supplement summary—Recent developments.”

(5)	Excludes: (i) 1,207,372 shares of common stock reserved for issuance that relate to outstanding options under the 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors, 2005 Long-Term Incentive Plan and Windrose Medical Properties Trust 2002 Stock Incentive Plan; (ii) 8,511,532 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan; (iii) 2,655,860 shares of common stock reserved for issuance that relate to the $125,588,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2026; (iv) 3,380,411 shares of common stock reserved for issuance that relate to the $168,086,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2027; (v) 9,648,126 shares of common stock reserved for issuance that relate to the $494,403,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2029; (vi) 349,854 shares of common stock reserved for issuance upon conversion of the Series H Cumulative Convertible and Redeemable Preferred Stock; (vii) 10,575,000 shares of common stock reserved for issuance upon conversion of the Series I Cumulative Convertible Perpetual Preferred Stock; and (viii) shares of common stock that may be issued upon conversion of the convertible senior notes or the Series I preferred stock as a make-whole premium (or similar consideration) upon the occurrence of a make-whole fundamental change or fundamental change (as applicable).

(6)	Does not reflect the expected use of the estimated $605.5 million net proceeds from this offering or the estimated $1.2 billion net proceeds from the Common Stock Offering.

(7)	See “Unaudited pro forma condensed consolidated financial statements” beginning on page S-38 for a discussion of the pro forma adjustments.

You should read this table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our consolidated financial statements, related notes and other financial information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

Ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends

The table below sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations before extraordinary items, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest on all indebtedness and the amortization of loan expenses or interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	December 31,
	2006	2007	2008	2009	2010

Consolidated ratio of earnings to fixed charges (unaudited)	1.75	1.61	1.75	1.87	1.42
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends (unaudited)	1.44	1.38	1.52	1.61	1.26

In computing the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on the following:

➢	4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock issued in July 2003.

➢	1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock issued in September 2003. The holders of the Series E Cumulative Convertible and Redeemable Preferred Stock converted their shares into common stock between September 2003 and September 2010, leaving no such shares outstanding at September 30, 2010.

➢	7,000,000 shares of 7 5/8% Series F Cumulative Redeemable Preferred Stock issued in September 2004.

➢	2,100,000 shares of 7.5% Series G Cumulative Convertible Preferred Stock issued in December 2006. Certain holders of the G Cumulative Convertible Preferred Stock converted their shares into common stock between December 2006 and September 2010. All remaining shares of Series G Cumulative Convertible Preferred Stock were redeemed by the Company on September 30, 2010, leaving no such shares outstanding.

➢	349,854 shares of 6% Series H Cumulative Convertible and Redeemable Preferred Stock issued in December 2010.

Unaudited pro forma condensed consolidated financial statements

The following is an excerpt of information contained in Item 8.01 and the related exhibit to our Current Report on Form 8-K as filed with the SEC on February 28, 2011 and incorporated herein by reference. You should read and consider the information in the documents to which we have referred you in “Incorporation by Reference,” including the foregoing Current Report of Form 8-K, before purchasing these securities.

The accompanying unaudited pro forma condensed consolidated financial statements presented below have been prepared based on certain pro forma adjustments to the historical consolidated financial statements of Health Care REIT, Inc. (the “Company”) as of and for the year ended December 31, 2010 and FC-GEN Acquisition Holding, LLC (“Acquisition Holding”) as of September 30, 2010 and the twelve months ended September 30, 2010. The historical consolidated financial statements of the Company are contained in its Annual Report on Form 10-K for the year ended December 31, 2010. The historical consolidated financial statements of Acquisition Holding are included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K.

The accompanying unaudited pro forma condensed consolidated financial statements give effect to (i) the proposed acquisition by the Company of 100% of the equity interests in Acquisition Holding, which indirectly owns (1) 140 senior housing and care facilities (137 of fee simple and three pursuant to ground leases) and (2) the leasehold interests in and options to purchase seven senior housing and care facilities, for approximately $2.4 billion (collectively, the “Acquisition”) and (ii) the proposed lease by the Company to Genesis Operations, LLC (“Tenant”) under which the Tenant will operate the acquired facilities (the “Master Lease”). Prior to closing, FC-GEN Operations Investment, LLC (“OpCo”) will be a direct subsidiary of Acquisition Holding. Prior to the closing date, Acquisition Holding will contribute the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo and then distribute all of the equity interests in OpCo to FC-GEN Investment, LLC (“FC-GEN”). Tenant is a wholly-owned subsidiary of OpCo. All obligations under the Master Lease will be guaranteed by OpCo. In addition, in conjunction with the Acquisition, Company will have the option to acquire a 9.9% ownership interest in OpCo for a fixed price equal to $47 million at any time during the initial term of the Master Lease. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 has been prepared as if the Acquisition had occurred as of that date. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2010 has been prepared as if the Acquisition had occurred as of January 1, 2010. Such statements also give effect to certain capital transactions undertaken by the Company in order to finance part of the Acquisition.

The allocation of the purchase price of Acquisition Holding reflected in these unaudited pro forma condensed consolidated financial statements has been based upon preliminary estimates of the fair value of assets ultimately acquired and liabilities ultimately assumed. A final determination of the fair values of Acquisition Holding’s assets and liabilities, which cannot be made prior to the completion of the Acquisition, will be based on the actual valuation of the tangible and intangible assets and liabilities of Acquisition Holding that exist as of the date of completion of the Acquisition. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the pro forma condensed consolidated financial statements presented below and could result in a material change in amortization of tangible and intangible assets and liabilities. Additionally, the common and preferred stock proceeds assumed in the pro forma as adjusted columns are predicated on anticipated sales of equity securities by the Company. There can be no assurance that such sales will occur on the terms estimated or at all.

Unaudited pro forma condensed consolidated financial statements

In the opinion of the Company’s management, the pro forma condensed consolidated financial statements include all significant necessary adjustments that can be factually supported to reflect the effects of the Acquisition. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the Acquisition been completed as of the dates indicated or that may be achieved in the future. The completion of the valuation, the allocation of the purchase price, the impact of ongoing integration activities, the timing of completion of the Acquisition and other changes in Acquisition Holding tangible and intangible assets and liabilities that occur prior to completion of the Acquisition could cause material differences in the information presented. Furthermore, following consummation of the Acquisition, the Company expects to apply its own methodologies and judgments in accounting for the assets and liabilities acquired in the Acquisition, which may differ from those reflected in Acquisition Holding’s historical consolidated financial statements and the pro forma condensed consolidated financial statements.

Health Care REIT, Inc.

Unaudited pro forma condensed consolidated balance sheet

December 31, 2010

		Acquisition
	Company	Holding	Pro Forma		Company	Pro Forma
	Historical	Historical(A)	Adjustments(B)		Pro Forma	As Adjusted(N)

	(in thousands)

Assets
Real property, net	$8,155,529	$1,753,406	$723,405	(D)	$10,632,340	$10,632,340
Real estate loans receivable, net	435,304	—	—		435,304	435,304

Net real estate investments	8,590,833	1,753,406	723,405		11,067,644	11,067,644
Goodwill	51,207	119,090	(119,090	)(C)	51,207	51,207
Deferred loan expenses	32,960	12,545	(467	)(C)	67,760	54,073	(N)
			22,722	(E)
Cash and cash equivalents	131,570	113,152	(113,152	)(C)	60,770	74,457	(N)
			(70,800	)(B)
Other assets	645,164	629,848	(587,855	)(C)	645,164	645,164
			(41,993	)(F)

Total assets	$9,451,734	$2,628,041	$(187,230)		$11,892,545	$11,892,545

Liabilities and equity
Liabilities:
Borrowings under unsecured line of credit arrangement	$300,000	$—	$—		$300,000	$300,000
Bridge loan	—	—	2,400,000	(G)	2,400,000	575,000	(N)
Senior unsecured notes	3,034,949	—	—		3,034,949	3,034,949
Secured debt	1,125,906	1,713,920	(43,357	)(C)	1,125,906	1,125,906
			(1,670,563	)(G)
Capital lease obligations	8,881	160,820	(84,454	)(C)	85,692	85,692
			445	(H)
Accrued expenses and other liabilities	244,345	735,827	(487,868	)(C)	244,345	244,345
			(247,959	)(F)

Total liabilities	4,714,081	2,610,567	(133,756)		7,190,892	5,365,892
Redeemable noncontrolling interests	4,553	—	—		4,553	4,553
Equity:
Preferred stock	291,667	—	—		291,667	916,667	(N)
Common stock	147,155	—	—		147,155	172,155	(N)
Capital in excess of par value	4,932,468	—	—		4,932,468	6,107,468	(N)
Other equity	(768,439)	—	(36,000	)(B)	(804,439)	(804,439)
Total members’ equity (deficit)	—	10,613	(10,613	)(I)	—	—

Total Company stockholders’ equity	4,602,851	10,613	(46,613)		4,566,851	6,391,851
Noncontrolling interests	130,249	6,861	(6,861	)(C)	130,249	130,249

Total equity	4,733,100	17,474	(53,474)		4,697,100	6,522,100

Total liabilities and equity	$9,451,734	$2,628,041	$(187,230)		$11,892,545	$11,892,545

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Health Care REIT, Inc.

Unaudited pro forma condensed consolidated statement of income

Year Ended December 31, 2010

		Acquisition
	Company	Holding	Pro Forma		Company	Pro Forma
	Historical	Historical(J)	Adjustments(B)		Pro Forma	As Adjusted(N)

	(in thousands, except per share data)

Revenues:
Rental income	$581,424	$—	$222,429	(K)	$803,853	$803,853
Resident fees and services	51,006	2,460,737	(2,460,737	)(C)	51,006	51,006
Interest income	40,855	—	—		40,855	40,855
Other income	7,245	2,340	(2,340	)(C)	7,245	7,245

Total revenues	680,530	2,463,077	(2,240,648)		902,959	902,959
Expenses:
Interest expense	157,108	142,296	(11,555	)(C)	341,404	217,063	(O)
			53,555	(L)
Property operating expenses	83,120	2,080,426	(2,080,426	)(C)	83,120	83,120
Depreciation and amortization	197,118	86,668	(24,844	)(C)	260,651	260,651
			1,709	(M)
General and administrative	54,626	118,543	(118,543	)(C)	54,626	54,626
Transaction costs	46,660	—	—		46,660	46,660
Impairment of assets	—	14,492	(14,492	)(C)	—	—
Loss (gain) on extinguishment of debt	34,171	(1,057)	1,057	(C)	34,171	34,171
Provision for loan losses	29,684	—	—		29,684	29,684

Total expenses	602,487	2,441,368	(2,193,539)		850,316	725,975

Income from continuing operations before income taxes and income from unconsolidated joint ventures	78,043	21,709	(47,109)		52,643	176,984
Income tax (expense) benefit	(364)	(8,113)	8,113	(F)	(364)	(364)
Income from unconsolidated joint ventures	6,673	(219)	219	(C)	6,673	6,673

Income from continuing operations	84,352	13,377	(38,777)		58,952	183,293
Less: Preferred stock dividends	21,645	—	—		21,645	63,833	(P)
Net income (loss) attributable to noncontrolling interests	357	3,066	(3,066	)(C)	357	357

Income from continuing operations attributable to common stockholders	$62,350	$10,311	$(35,711)		$36,950	$119,103

Average number of common shares outstanding:
Basic	127,656				127,656	152,656	(Q)
Diluted	128,208				128,208	153,208	(Q)
Income from continuing operations attributable to common stockholders per share:
Basic	$0.49				$0.29	$0.78	(Q)
Diluted	0.49				0.29	0.78	(Q)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Health Care REIT, Inc.

HEALTH CARE REIT, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of the Company for the year ended December 31, 2010 and of Acquisition Holding as of September 30, 2010 and for the nine months ended September 30, 2010 and September 30, 2009 included herein.

(A)  As of the date of this Current Report on Form 8-K, Acquisition Holding, a private company, has not completed its audit for the year ended December 31, 2010. As such, the Company has elected to use the historical unaudited condensed consolidated financial statements of Acquisition Holding as of September 30, 2010 which have been presented based on the financial statement classifications utilized by the Company.

(B)  On February 28, 2011, the Company entered into a definitive agreement to acquire Acquisition Holding for a total cash purchase price of $2,400,000,000. The total purchase price of $2,476,811,000 is comprised of the cash consideration and the fair value of capital lease obligations totaling $76,811,000 (see Note H). Immediately after the Acquisition, Tenant will lease the facilities acquired from Acquisition Holding from the Company pursuant to the Master Lease (see Note K). All obligations under the lease will be guaranteed by OpCo. In connection with the Acquisition, the Company estimates it will pay approximately $70,800,000 of fees and costs including advisory fees ($6,000,000), legal fees ($2,000,000), due diligence and other closing costs ($28,000,000) and fees associated with bridge loan financing ($34,800,000). Fees associated with bridge loan financing will be deferred and amortized over the term of the loan. The other $36,000,000 of costs are directly attributable to the Acquisition and represent non-recurring costs; therefore, the anticipated impact on the results of operations was excluded from the pro forma condensed consolidated statement of income.

(C)  Prior to closing, OpCo will be a direct subsidiary of Acquisition Holding. Immediately before the closing date, certain subsidiaries of Acquisition Holding will transfer the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo and then distribute all of the equity interests in OpCo to FC-GEN. The parties intend that under no circumstances shall the Company be deemed the owner of, or otherwise have control over, OpCo, its subsidiaries or the assets, liabilities and equity thereof for any period of time. As such, all relevant amounts relating to OpCo have been eliminated from Acquisition Holding. Adjustments identified represent assets, liabilities, revenues and expenses of OpCo that were not retained in the Acquisition. Subsequent to the Acquisition, the Company will have primarily acquired 140 senior housing and care facilities and the leasehold interests in and options to purchase seven other senior housing and care facilities.

Health Care REIT, Inc.

(D)  Adjustments to real property follow (in thousands):

Real property not acquired:(1)
Land and land improvements	$(16,342)
Buildings and improvements	(275,830)
Construction in progress	(2,565)
Accumulated depreciation and amortization	72,684

Total real property not acquired	(222,053)
Fair value adjustments:(2)
Land and land improvements	(97,578)
Buildings and improvements	859,810
Construction in progress	(2,409)
Accumulated depreciation and amortization	185,635

Total real property fair value adjustments	945,458

Net real property asset adjustments	$723,405

(1)	See Note C.

(2)	Acquisition Holding’s real property assets have been adjusted to their preliminary estimated fair values and the related historical balances of accumulated depreciation and construction in progress are eliminated when in-service real property assets are recorded at fair value.

(E)  Adjustments represent the deferral of $34,800,000 of fees associated with bridge financing (see Note B) offset by the elimination of Acquisition Holding’s deferred loan costs of $12,078,000.

(F)  Adjustments represent elimination of deferred tax assets and liabilities of Acquisition Holding. As a result of the Acquisition, we are subject to corporate level taxes for any asset acquired in the Acquisition and subsequently sold for a period of 10 years subsequent to closing (“built-in gains tax”). The amount of income potentially subject to this special corporate level tax is generally equal to (i) the excess of the fair value of the asset as of the date of closing over its adjusted tax basis as of the date of closing, or (ii) the actual amount of gain, whichever of (i) and (ii) is lower. We have not recorded a deferred tax liability as a result of the potential built-in gains tax based on our intentions with respect to such assets and available tax planning strategies. Additionally, at the closing of the Acquisition, 100% of the real estate of Acquisition Holding will be acquired by a subsidiary of the Company; accordingly, assuming the Acquisition was effective January 1, 2010, all of the amounts of the income tax expense would then be eliminated.

(G)  The Company expects to fund $2,400,000,000 of cash consideration and other associated costs of the Acquisition primarily with short-term financing and available cash. The Company has obtained a commitment for a 364-day bridge loan of $2,400,000,000. Although the Company intends to finance the Acquisition through the current offerings of common and preferred stock, cash on hand and future capital raising activities or refinancings, for purposes of these unaudited pro forma consolidated financial statements we have initially assumed a drawdown of $2,400,000,000 under the bridge loan at the closing of the Acquisition. Any draw downs under the bridge loan are expected to be repaid after the Acquisition with proceeds from the issuance of new securities (see Note N). Approximately $1,670,563,000 of Acquisition Holding’s long-term debt is expected to be settled or repaid at closing.

(H)  At closing, Company will assume existing leases at seven properties. Acquisition Holding has historically recognized these leases as capital leases due to bargain purchase options. Company has adjusted the capital lease obligations to estimated fair values.

Health Care REIT, Inc.

(I)  Adjustment to the total members’ equity represents the elimination of such balance of Acquisition Holding.

(J)  As discussed in Note A, Acquisition Holding has not completed its audit for the year ended December 31, 2010. As such, the following represents Acquisition Holding’s unaudited condensed consolidated results from continuing operations for the twelve months ended September 30, 2010 as derived from the audited and unaudited condensed consolidated financial statements of Acquisition Holding (in thousands):

		Deduct:	Add:
		Nine	Nine	Twelve
	Year	Months	Months	Months
	Ended	Ended	Ended	Ended
	December 31,	September 30,	September 30,	September 30,
	2009	2009	2010	2010

Revenues:
Resident fees and services	$2,376,967	$1,766,127	$1,849,897	$2,460,737
Other income	2,145	2,026	2,221	2,340

Total revenues	2,379,112	1,768,153	1,852,118	2,463,077
Expenses:
Interest expense	138,008	99,973	104,261	142,296
Property operating expenses	2,003,989	1,478,145	1,554,582	2,080,426
Depreciation and amortization	85,151	63,488	65,005	86,668
General and administrative	117,742	88,959	89,760	118,543
Impairment of assets	17,358	17,358	14,492	14,492
Loss (gain) on extinguishment of debt	12,306	12,956	(407)	(1,057)

Total expenses	2,374,554	1,760,879	1,827,693	2,441,368

Income from continuing operations before income taxes and income from unconsolidated joint ventures	4,558	7,274	24,425	21,709
Income tax expense	(17,105)	(18,469)	(9,477)	(8,113)
Income from unconsolidated joint ventures	435	332	(322)	(219)

Income (loss) from continuing operations	(12,112)	(10,863)	14,626	13,377
Less: Net income attributable to noncontrolling interests	1,367	1,100	2,799	3,066

Income (loss) from continuing operations attributable to common stockholders	$(13,479)	$(11,963)	$11,827	$10,311

(K)  Immediately after the closing of the Acquisition, a subsidiary of the Company will lease the acquired facilities to Tenant pursuant to the Master Lease. In addition to rent, the triple net Master Lease requires Tenant to pay all operating costs, utilities, real estate taxes, insurance, building repairs, maintenance costs and all obligations under the ground leases. All obligations under the Master Lease will be guaranteed by OpCo. The initial term will be fifteen years. Tenant will have one option to renew for an additional term of fifteen years. The Master Lease will provide that the base rent for the first year will be $198,000,000 and will increase at least 1.75% but no more than 3.50% (subject to CPI changes) for each of the years two through six during the initial term and at least 1.50% but no more than 3.00% per year thereafter (subject to CPI changes). The adjustment to rental income

Health Care REIT, Inc.

represents the estimated straight-line rent the Company expects to recognize based on the minimum rent escalators during the initial term.

(L)  The pro forma increase in interest expense as a result of the bridge loan financing in the Acquisition is calculated using market rates management believes would have been available to the Company for the borrowings assumed to have been issued as of February 25, 2011 (the last business date before the date that the definitive agreement was executed to acquire Acquisition Holding) pursuant to the bridge loan commitment. The all-in cost of bridge financing is estimated to be 7.51%. Each 1/8 of 1% increase in the annual interest rate assumed with respect to the debt would increase pro forma interest expense by $3,000,000 for the year ended December 31, 2010. Adjustments to interest expense are as follows (in thousands):

Elimination of Acquisition Holding’s interest expense	$(130,741)
Interest expense and fees associated with bridge loan	145,518
Amortization of deferred fees associated with bridge loan (Note B)	34,800
Interest expense on capital lease obligations (Note H)	3,978

Total	$53,555

(M)  Adjustments to depreciation and amortization represent the elimination of Acquisition Holding’s historical depreciation ($61,824,000) offset by depreciation expense as a result of the recording of Acquisition Holding’s real property at its estimated fair value ($63,533,000). Estimated useful lives of 40 years and 15 years were assumed to compute depreciation for buildings and improvements, respectively, on a straight-line basis.

(N)  Adjustments represent the anticipated issuance of 25,000,000 shares of Company common stock and 12,500,000 shares of Company cumulative convertible perpetual preferred stock with an assumed dividend rate of 6.75% and the application of the estimated proceeds therefrom of $1,825,000,000 to reduce the funds necessary to draw under the bridge loan. Further, as a result of reduced bridge financing, the Company would only pay bridge fees of $21,113,000 rather than $34,800,000. The common and preferred stock proceeds assumed are predicated on anticipated sales of equity securities by the Company. There can be no assurance that such sales will occur on the terms estimated herein or at all. The shares of Company common and preferred stock assumed to be issued are valued as follows (in thousands, except per share data):

	Common	Preferred

Number of shares issued	25,000	12,500
Assumed price(1)	$50.86	$50.00

Gross value of shares issued	1,271,500	625,000
Less: Underwriting discounts	(50,860)	(18,750)
Less: Share registration and issuance costs	(1,140)	(750)

Total value of shares issued	$1,219,500	$605,500

The total value of the shares issued is presented as follows:
Common Stock: Par value, $1.00 per share	$25,000
Preferred Stock: Liquidation preference, $50.00 per share		$625,000
Capital in excess of par value	1,194,500	(19,500)

Total	$1,219,500	$605,500

(1)	Common stock price based on the last reported sale price of the Company’s common stock on February 25, 2011. Preferred stock price represents liquidation value per share.

Health Care REIT, Inc.

(O)  Adjustments to interest expense represent $124,341,000 reduction in interest and fees associated with the bridge loan resulting from the use of proceeds as discussed in Note N. See Note L for a discussion of the interest rate assumptions. Assuming a bridge loan balance of $575,000,000, the all-in rate is approximately 9.74% and each 1/8 of 1% increase in the annual interest rate assumed with respect to the debt would increase adjusted pro forma interest expense by $719,000 for the year ended December 31, 2010.

(P)  Adjustment represents the dividend on the issuance of 12,500,000 shares of the Company’s cumulative convertible perpetual preferred stock (see Note N) with an assumed dividend rate of 6.75%.

(Q)  The calculations of basic and diluted earnings per share are as follows (in thousands, except per share data):

			Pro Forma
	Historical	Pro Forma	As Adjusted

Income from continuing operations	$84,352	$58,952	$183,293
Preferred stock dividends	(21,645)	(21,645)	(63,833)
Net income attributable to noncontrolling interests	(357)	(357)	(357)

Income from continuing operations attributable to common stockholders	$62,350	$36,950	$119,103
Weighted-average shares used to calculate earnings per common share—Basic(1)	127,656	127,656	152,656
Effect of dilutive securities	552	552	552

Adjusted weighted-average shares used to calculate earnings per common share—Diluted	128,208	128,208	153,208
Income from continuing operations attributable to common stockholders per share:
Basic	$0.49	$0.29	$0.78
Diluted	0.49	0.29	0.78

(1)	The pro forma as adjusted weighted-average shares outstanding are the historical weighted-average shares of the Company adjusted for the assumed issuance of 25,000,000 shares of Company common stock (see Note N). The convertible preferred stock discussed in Note N were excluded as the effect of the conversion would be anti-dilutive.

Description of Series I preferred stock

The following is a summary of certain provisions of the certificate of designation of our Series I preferred stock. As used in this section, the terms “we,” “us” or “our” refer to Health Care REIT, Inc. and not any of its subsidiaries. Please read “Description of Common Stock,” “Description of Preferred Stock” and “Description of Certain Provisions of our Certificate of Incorporation and By-laws” in the accompanying prospectus for a description of general terms applicable to the Series I preferred stock, a description of our common stock and certain provisions of our corporate documents and Delaware law.

GENERAL

Under our certificate of incorporation and our by-laws, our board of directors is authorized, without further stockholder action, to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such designations, preferences, voting powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be expressed in our certificate of incorporation or any amendment thereto (including in any certificate of designation relating to such preferred stock), or as shall be set forth in the resolutions of our board of directors or a duly authorized committee providing for the issue of such preferred stock. We currently have outstanding 4,000,000 shares of Series D preferred stock, 7,000,000 shares of Series F preferred stock and 349,854 shares of Series H convertible preferred stock. In connection with this offering, we will issue 12,500,000 shares of Series I preferred stock. In addition, we have granted the underwriters a 30-day option to purchase up to 1,875,000 additional shares of Series I preferred stock to cover overallotments in connection with this offering. When issued, the Series I preferred stock and any common stock issued upon the conversion of the Series I preferred stock will be fully paid and nonassessable. The holders of the Series I preferred stock will have no preemptive rights. The transfer agent, registrar, conversion and dividend disbursing agent for shares of the Series I preferred stock is BNY Mellon Shareowner Services. The Series I preferred stock is subject to mandatory conversion, as described below in “—Mandatory Conversion,” and is not redeemable by us.

RANKING

The Series I preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

➢	senior to all classes of our common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series I preferred stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series I preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

➢	on a parity, in all respects, with our outstanding Series D preferred stock, Series F preferred stock and Series H convertible preferred stock and any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series I preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”); and

➢	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series I preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”).

The Series I preferred stock will rank on a parity with our Series D preferred stock, Series F preferred stock and Series H convertible preferred stock. While any shares of Series I preferred stock are outstanding, we may not authorize or issue any class or series of Senior Stock (or any security

Description of Series I preferred stock

convertible into Senior Stock) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series I preferred stock.

Without the consent of any holder of Series I preferred stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “—Voting Rights” below.

DIVIDENDS

Holders of shares of Series I preferred stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment of dividends, cumulative cash dividends at a rate per annum of 6.50% per share on the liquidation preference of $50.00 per share of Series I preferred stock (equivalent to $3.25 per annum per share). Dividends on the Series I preferred stock will be payable in cash quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2011 (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date to which dividends have been paid, or if no dividends have been paid, from the original issue date of the Series I preferred stock (expected to be March 7, 2011).

Dividends will be payable to holders of record as they appear in our share records at the close of business on the March 31, June 30, September 30 and December 31 immediately preceding each Dividend Payment Date (each, a “Record Date”). Unpaid dividends on shares of Series I preferred stock will not bear interest. Dividends payable on the Series I preferred stock for any period less than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series I preferred stock and all classes or series of our capital stock ranking on a parity with the Series I preferred stock as to dividends (“Dividend Parity Stock”) for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. The foregoing restriction will not limit our acquisition of shares of our common stock solely to the extent necessary to preserve our status as a real estate investment trust for U.S. federal income tax purposes.

Notwithstanding the immediately preceding paragraph, if full dividends have not been paid on the Series I preferred stock and any Dividend Parity Stock, dividends may be declared and paid on the Series I preferred stock and such Dividend Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series I preferred stock and such Dividend Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Series I preferred stock and such Dividend Parity Stock bear to each other.

Holders of shares of the Series I preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

If, for any taxable year, we elect to designate any portion of the distributions, within the meaning of the Internal Revenue Code, paid or made available for the year to holders of all classes of our shares of

Description of Series I preferred stock

capital stock as “capital gain dividends,” as defined in Section 857 of the Internal Revenue Code, then the portion of the distributions designated as capital gain dividends that will be allocable to the record holders of our Series I preferred stock will be the portion of the distributions designated as capital gain dividends multiplied by a fraction, the numerator of which will be the total distributions paid or made available to such record holders of our Series I preferred stock for the year and the denominator of which will be the total distributions paid or made available for the year to holders of all classes of our shares of capital stock. We will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains that are to be included in each record holder’s long-term capital gains, based on the allocation of the capital gains dividend that would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by us to the record holders.

Our existing revolving credit facility prohibits us from distributing to our stockholders, including holders of shares of our preferred stock, dividends if we are in default under our credit facility, except as necessary to enable us to qualify as a REIT for U.S. federal income tax purposes. As a result, if we were to default under the revolving credit facility, we may not be able to pay all or a portion of the dividends payable to holders of shares of our Series I preferred stock on such Dividend Payment Date without further violating the terms of the revolving credit facility.

Any dividend, distribution or other payment required to be made on any day that is not a Business Day (which, as used herein, means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close) shall be made on the next succeeding Business Day without interest or additional payment for such delay.

LIQUIDATION PREFERENCE

In the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, each holder of Series I preferred stock will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including our common stock), a liquidation preference of $50.00 per share (the “liquidation preference”), plus unpaid accrued and accumulated dividends on the shares to the date fixed for liquidation, dissolution or winding-up of our affairs. If, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the amounts payable with respect to the liquidation preference of the Series I preferred stock and all Parity Stock are not paid in full, the holders of the Series I preferred stock and the Parity Stock will share ratably in any distribution of our assets in proportion to the respective amounts that would be payable to such holders if our assets were sufficient to permit payment in full. Holders of the Series I preferred stock will be entitled to notice of any event triggering the right to receive a distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 calendar days and not more than 60 calendar days prior to the distribution payment date. After payment of the full amount of the liquidation preference and unpaid accrued and accumulated dividends to which they are entitled, the holders of the Series I preferred stock will have no right or claim to any of our remaining assets. Neither our consolidation nor our merger with or into any other corporation, nor the voluntary sale, lease or conveyance of all or substantially all of our property or business, shall be deemed to constitute a liquidation, dissolution or winding up of our affairs. The certificate of designation will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series I preferred stock even though it is substantially in excess of the par value thereof.

VOTING RIGHTS

The holders of the Series I preferred stock will have no voting rights except as set forth below or as otherwise required by law from time to time.

Description of Series I preferred stock

Whenever dividends on any Series I preferred stock are in arrears for six or more quarterly dividends (whether or not consecutive), the number of directors then constituting our board of directors will increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Voting Preferred (as defined below)). In the event of such an increase in the number of directors, the holders of the Series I preferred stock will be entitled to vote (voting separately as a class with holders of all other series of our preferred stock ranking on a parity with the Series I preferred stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable (collectively, “Parity Voting Preferred”)), in order to fill the vacancies thereby created, for the election of a total of two additional directors (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 25% of the Series I preferred stock or by holders of any such other series of Parity Voting Preferred (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the Series I preferred stock for the past dividend periods and the dividend for the then current dividend period either have been fully paid or have been declared and a sum sufficient for the payment thereof set aside for payment. The Preferred Stock Directors will be elected by a plurality of the votes cast in the election for a one-year term, and each Preferred Stock Director will serve until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier. If there is a vacancy in the office of a Preferred Stock Director, then the vacancy may only be filled by a vote of the holders of the outstanding shares of Series I preferred stock when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred upon which like voting rights have been conferred and are exercisable). Each Preferred Stock Director will be entitled to one vote (two votes in the aggregate for the Preferred Stock Directors) on any matter with respect to which our board of directors votes.

Such voting rights and the terms of the directors so elected in respect of the Series I preferred stock will continue until such time as the dividend arrearage on the Series I preferred stock has been paid in full and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon the termination of such voting rights, the term of office for any directors appointed by the Series I preferred stockholders and any Parity Voting Preferred will terminate and the size of our board of directors will decrease accordingly. Such voting rights will re-vest in the event that thereafter dividends on any Series I preferred stock are once again in arrears for six or more quarterly dividends (whether or not consecutive).

Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series I preferred stock when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred upon which like voting rights have been conferred and are exercisable).

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series I preferred stock will be required for: (i) the authorization, creation or issuance, or increase in the authorized or issued amount of any Senior Stock or the reclassification of any of our authorized stock into Senior Stock, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any Senior Stock or (ii) the repeal, amendment, alteration or any other change of the certificate of designation or our certificate of incorporation (as each may then be amended) in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other special rights or privileges of the Series I preferred stock or its holders, except that increases in the amount of our authorized preferred stock, the creation or issuance of other series of Parity Stock or of Junior Stock, or any increase in the amount of authorized shares of Parity Stock or Junior Stock will not require the consent of the holders of the Series I preferred stock, and will

Description of Series I preferred stock

not be deemed to affect adversely the powers, preferences, or other special rights or privileges of the holders of the Series I preferred stock.

The immediately foregoing paragraph notwithstanding, in the event of a merger or consolidation involving us, a sale of all or substantially all of the assets of us or of us and our subsidiaries on a consolidated basis or a statutory share exchange (any such transaction, an “Extraordinary Transaction”), so long as (a) the Series I preferred stock remains outstanding following consummation of such Extraordinary Transaction with the terms thereof materially unchanged, taking into account that, upon the occurrence of such an Extraordinary Transaction, we may not be the surviving entity (in which case, the Series I preferred stock may be converted into or exchanged for preferred stock of the surviving entity having terms materially the same as the Series I preferred stock) and, if applicable, with any changes to the terms of the Series I preferred stock required pursuant to and made in compliance with the provisions described under ‘‘—Recapitalizations, Reclassifications and Changes of our Common Stock” in connection with such Extraordinary Transaction and (b) if such transaction also constitutes a fundamental change, the provisions under “—Special Rights Upon a Fundamental Change” are complied with, then the occurrence of such Extraordinary Transaction shall not be deemed to adversely affect the powers, preferences, or other special rights or privileges of the Series I preferred stock or its holders and in such case such holders shall not have any voting rights with respect to the occurrence of such Extraordinary Transaction pursuant to clause (ii) of the immediately preceding paragraph.

In all cases in which the holders of Series I preferred stock shall be entitled to vote, each share of Series I preferred stock shall be entitled to one vote, unless outstanding Parity Voting Preferred has similar vested and continuing voting rights, in which case the number of votes that each share of Series I preferred stock and any Parity Voting Preferred participating in the votes described above shall have shall be one vote for each $25.00 of liquidation preference.

REDEMPTION

The Series I preferred stock will not be redeemable by us. However, under certain circumstances, we may at our option cause all outstanding shares of the Series I preferred stock to be automatically converted into shares of common stock as described below under “Mandatory Conversion.”

Subject to applicable law, we may purchase Series I preferred stock, at any time, in the open market, by tender or by private agreement. Any Series I preferred stock that we reacquire will be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

CONVERSION RIGHTS

Each share of Series I preferred stock will be convertible, at any time, at the option of the holder thereof at an initial conversion rate of 0.8460 shares of our common stock per share of Series I preferred stock (the “Conversion Rate”) (which represents an initial conversion price of approximately $59.10 per share of common stock). The Conversion Rate, and thus the conversion price, will be subject to adjustment as described below under “—Conversion Rate Adjustment.”

The holders of shares of Series I preferred stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of Series I preferred stock surrendered for conversion at the option of the holder during the period between the close of business on any Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date. A holder of shares of Series I preferred stock on a

Description of Series I preferred stock

Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the Series I preferred stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series I preferred stock for conversion. Except as provided above with respect to a voluntary conversion and as provided under “—Mandatory Conversion” and “—Special Rights upon a Fundamental Change,” we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

The certificate of designation will require that we at all times reserve and keep available for issuance upon conversion of the Series I preferred stock a sufficient number of authorized and unissued shares of our common stock to permit the conversion of all outstanding shares of Series I preferred stock and that we take all action required to increase the authorized number of shares of common stock if at any time there are insufficient unissued shares of common stock to permit such reservation or to permit the conversion of all outstanding shares of Series I preferred stock.

In addition, the certificate of designation will provide that any common stock issued upon conversion of the Series I preferred stock will be validly issued, fully paid and nonassessable and that we will use our reasonable best efforts to list the common stock required to be delivered upon conversion of the Series I preferred stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding common stock is listed at the time of delivery.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

Your right to convert Series I preferred stock into Common Stock and your right to the benefits of the Series I preferred stock may be limited by certain provisions of our by-laws and the certificate of designation, as described below.

For us to qualify as a real estate investment trust for U.S. federal tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, the certificate of designation provides that all holders of Series I preferred stock will be subject to Article VI of our by-laws, which provides that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in aggregate “market value” (as defined in Article VI of our by-laws) of all of our outstanding capital stock. For purposes of application of these limitations to any person, all options, warrants, convertible securities or other rights to acquire our common stock held directly or indirectly by such person are treated as if all such rights had been exercised.

Any acquisition by you of Series I preferred stock (whether in this offering or following completion of the offering) or other classes of our capital stock that result in you exceeding either the 9.8% common stock ownership threshold or the 9.8% aggregate “market value” threshold may not be valid. In addition, no holder of Series I preferred stock will be entitled to convert the Series I preferred stock into our common stock to the extent that receipt of our common stock would cause the holder (together with the holder’s affiliates) to exceed either of the 9.8% ownership thresholds.

Under our by-laws and, consequently, the certificate of designation for the Series I preferred stock, if any securities in excess of the 9.8% thresholds are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed the threshold, and such issuance or transfer will be void with respect to the excess. Our board of directors may grant a limited exemption from the ownership restrictions to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders; however, our board of directors is not obligated to do so.

Description of Series I preferred stock

Our by-laws and the certificate of designation further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws and, consequently, the certificate of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust for U.S. federal tax purposes.

Any person who violates these restrictions in acquiring actual or constructive ownership of shares of Series I preferred stock is required to provide us with notice of such violation immediately and also provide us with any additional information as we may request in order to determine the effect of such acquisition on our status as a REIT.

CONVERSION PROCEDURES

On the date of any conversion at the option of the holders, if a holder’s interest is a beneficial interest in a global certificate representing Series I preferred stock, the holder must comply with the Depositary’s procedures for converting a beneficial interest in a global security. The Depositary Trust Company initially will act as Depositary.

If a holder’s interest is in certificated form, a holder must do each of the following in order to convert:

➢	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

➢	surrender the shares of Series I preferred stock to the conversion agent;

➢	if required, furnish appropriate endorsements and transfer documents;

➢	if required, pay any stock transfer, documentary, stamp or similar taxes not payable by us; and

➢	if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date to which such holder is entitled.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

The conversion agent for the Series I preferred stock is initially the transfer agent. A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Series I preferred stock into shares of our common stock, in accordance with the terms of the notice delivered by us. A stock certificate or certificates representing the shares of common stock to be delivered in connection with the conversion, together with, if applicable, any payment of cash in lieu of fractional shares, will be delivered by us to the holder, or in the case of global certificates, a book-entry transfer through the Depositary will be made by the conversion agent. Such delivery will be made as promptly as practicable, but in no event later than three Business Days following the conversion date.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Series I preferred stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. On the Conversion Date, all rights with respect to the shares of Series I Preferred Stock so converted, including the rights, if any, to receive notices, will terminate,

Description of Series I preferred stock

except only the rights of holders thereof to receive the number of whole shares of common stock into which such shares of Series I Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as we may elect, as described under “—No Fractional Shares”) and, if applicable, any additional shares of common stock or other consideration as may be issuable upon conversion in payment of a make-whole premium or otherwise as described under “—Special Rights Upon a Fundamental Change” or any “reference property” that may be issuable in lieu of common stock upon conversion as described under “—Recapitalizations, Reclassifications and Changes of our Common Stock” and the rights to which they are otherwise entitled as holders of common stock or other property receivable upon conversion. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Series I preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series I preferred stock.

MANDATORY CONVERSION

At any time on or after April 20, 2018, we may at our option cause all (but not less than all) outstanding shares of the Series I preferred stock to be automatically converted into a number of shares of common stock for each share of Series I preferred stock equal to the then-prevailing Conversion Rate, if the Daily VWAP of our common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to our issuance of a press release announcing the mandatory conversion as described below.

The term “Trading Day” means a day during which (i) trading in securities generally occurs on the NYSE or, if our common stock is not listed on the NYSE, on the other principal national securities exchange on which our common stock is then listed or, if our common stock is not listed on a national securities exchange, on the principal other market on which our common stock is then traded and (ii) there is no Market Disruption Event. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system. If our common stock is not so listed or traded, “Trading Day” means a “Business Day.”

“Market Disruption Event” means (1) a failure by the NYSE or, if our common stock is not listed on the NYSE, the principal U.S. national securities exchange on which our common stock is listed or, if our common stock is not listed on a national securities exchange, on the principal other market on which our common stock is then traded, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any Trading Day for our common stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Daily VWAP” means the average of the per share volume-weighted average prices of our common stock for each day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HCN.UN <Equity> AQR (NYSE VWAP)” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in

Description of Series I preferred stock

either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NYSE or, if our common stock is not listed on the NYSE, on the principal other national securities exchange on which our common stock is then listed or, if our common stock is not listed on a national securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of the common stock.

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by us) prior to the opening of business on the first Trading Day following any date on which the conditions described in the first paragraph of this “Mandatory Conversion” section are met, announcing such a mandatory conversion. We also will give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series I preferred stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing our intention to convert the Series I preferred stock. The conversion date will be the date (which we refer to as the “Mandatory Conversion Date”) that is five Trading Days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

➢	the Mandatory Conversion Date;

➢	the number of shares of common stock to be issued upon conversion of each share of Series I preferred stock;

➢	the number of shares of Series I preferred stock to be converted; and

➢	that dividends on the shares of Series I preferred stock to be converted will cease to accrue on the Mandatory Conversion Date.

On and after the Mandatory Conversion Date, dividends will cease to accrue on the shares of Series I preferred stock called for a mandatory conversion and all rights of holders of such shares of Series I preferred stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof. The dividend payment with respect to any shares of Series I preferred stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holders of such shares on such Record Date if such shares have been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence, no payment or adjustment will be made upon mandatory conversion of any shares of Series I preferred stock for unpaid accrued and accumulated dividends or for dividends with respect to the common stock issued upon such conversion.

We may not authorize or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Series I preferred stock for all quarterly dividend periods ending on or prior to the date on which we give such notice shall have been paid.

In addition to the mandatory conversion provision described above, if there are fewer than 1,250,000 shares of Series I preferred stock outstanding, we may, at any time on or after April 20, 2018, at our option, cause all such outstanding shares of the Series I preferred stock to be automatically converted into shares of common stock at the greater of (i) the then-prevailing Conversion Rate and (ii) the liquidation preference divided by the Market Value of the common stock as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of the immediately preceding four paragraphs shall apply to any such mandatory conversion pursuant to this paragraph; provided, however, that (1) the Mandatory Conversion Date will not be less than 15 calendar days nor more than 30 calendar days after the date on which we issue a press release

Description of Series I preferred stock

announcing such mandatory conversion and (2) the press release and notice of mandatory conversion will not state the number of shares of common stock to be issued upon conversion of each share of Series I preferred stock.

The term “Market Value” means the average of the Daily VWAP of our common stock for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination.

CONVERSION RATE ADJUSTMENT

The applicable Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

➢	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1 OS0

where,
CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and
OS1	=	the number of shares of our common stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this first bullet point shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this first bullet point is declared but not so paid or made, or any share split or combination of the type described in this first bullet point is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

➢	If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the record date of such distribution, to purchase or subscribe for shares of our common stock at a price per share less than the average of the Daily VWAP of our common stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X OS0 + Y

Description of Series I preferred stock

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the Ex-Date for such distribution;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Daily VWAP of our common stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution.

Any increase made under this second bullet point will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the Daily VWAP for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors in its good faith judgment.

➢	If we distribute shares of our capital stock, evidences of our indebtedness or other assets, securities or property, to all or substantially all holders of our common stock, excluding:

-	dividends or distributions referred to in the first and second bullet points above;

-	spin-offs to which the provisions set forth in the latter portion of this third bullet point shall apply; and

-	dividends or distributions paid exclusively in cash referred to in the fourth bullet point below,

then the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	SP0 SP0 − FMV

Description of Series I preferred stock

where,
CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
SP0	=	the average of the Daily VWAP of our common stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors in its good faith judgment) of the shares of capital stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding share of our common stock on the Ex-Date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a share of Series I preferred stock shall receive in respect of each share of Series I preferred stock owned by it, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets, securities or property of ours that such holder would have received as if such holder owned a number of shares of common stock equal to the Conversion Rate in effect on the Ex-Date for the distribution.

Any increase made under the above portion of this third bullet point will become effective immediately after the open of business on the Ex-Date for such distribution.

With respect to an adjustment pursuant to this third bullet point where there has been a payment of a dividend or other distribution on our common stock of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a national securities exchange, which we refer to as a “spin-off,” the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Ex-Date for the spin-off will be increased based on the following formula:

CR1	=	CR0	x	FMV + MP0 MP0

where,
CR0	=	the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the spin-off;
CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the spin-off;
FMV	=	the average of the volume-weighted average sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive Trading-Day period immediately following, and including, the Ex-Date for the spin-off; and
MP0	=	the average of the Daily VWAP of our common stock over the 10 consecutive Trading-Day period immediately following, and including, the Ex-Date for the spin-off.

The adjustment to the Conversion Rate under the preceding paragraph will occur at the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the spin-off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the effective date of any spin-off, references within the portion of this third bullet point related to “spin-offs” to 10 consecutive Trading Days shall be deemed

Description of Series I preferred stock

replaced with such lesser number of consecutive Trading Days as have elapsed between the effective date of such spin-off and the relevant conversion date.

If the dividend or distribution described in this third bullet point is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

➢	If any cash dividend or distribution is made to all or substantially all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding up) during any of our quarterly fiscal periods in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.715, which we refer to as the reference dividend, multiplied by the number of shares of our common stock outstanding on the record date for such distributions, the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	SP0 SP0 − C

where,
CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution;
SP0	=	the average of the Daily VWAP of our common stock over the 10 consecutive Trading-Day period immediately preceding the Ex-Date for such dividend or distribution; and
C	=	the amount in cash per share of our common stock we distribute to holders of our common stock that exceeds the reference dividend.

Such increase shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

If the total per share amount of cash distributed by us as a dividend or in any other distribution to holders of our common stock that would require an adjustment pursuant to this fourth bullet point is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of shares of Series I preferred stock shall receive in respect of each share of Series I preferred stock owned by it, at the same time as holders of our common stock receive their dividend or other distribution, an amount of cash equal to C multiplied by the number of shares of common stock equal to the Conversion Rate in effect on the Ex-Date for such cash dividend or distribution.

The reference dividend amount is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment will be made to the reference dividend amount for any adjustment made to the Conversion Rate under this fourth bullet point.

Notwithstanding the foregoing, if an adjustment is required to be made under this fourth bullet point as a result of a distribution that is not a regular quarterly dividend, the reference dividend amount will be deemed to be zero.

➢	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the Daily VWAP of our common stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding

Description of Series I preferred stock

the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1) OS0 x SP1

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
CR1	=	the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares); and
SP1	=	the average of the Daily VWAP of our common stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under the preceding paragraph will occur at the close of business on the tenth Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this fifth bullet point to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

Notwithstanding the foregoing, if (i) a Conversion Rate adjustment pursuant to any of the foregoing becomes effective on any Ex-Date as described above and (ii) a holder converting its Series I preferred stock on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Conversion Procedures” based on an adjusted Conversion Rate for such Ex-Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Date will not be made for any holder converting Series I preferred stock on or after such Ex-Date and on or prior to the related record date. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

The “Ex-Date” as used herein is the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

We are not required to adjust the Conversion Rate for any of the transactions described in the bullet points above (other than for share splits or share combinations) if we make provision for each holder of a share of Series I preferred stock to participate in the transaction, at the same time as holders of our common stock participate, without conversion, as if such holder held a number of shares of our common stock in respect of each share of Series I preferred stock equal to the Conversion Rate in effect on the “Ex-Date” or effective date.

Description of Series I preferred stock

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate will not be adjusted pursuant to the second or third bullet point above, as applicable, until the earliest of these triggering events occurs and the Conversion Rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.

If we have in effect a shareholder rights plan while any of the Series I preferred stock remains outstanding, holders of the Series I preferred stock will receive, upon a conversion of such shares, in addition to such common stock, rights under our shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from shares of our common stock. If the rights provided for in any rights plan that our board of directors may adopt have separated from shares of our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of the Series I preferred stock would not be entitled to receive any rights in respect of shares of our common shares that we deliver upon conversion of the Series I preferred stock, we will adjust the Conversion Rate at the time of separation as if we had distributed to all holders of our common stock, evidences of indebtedness or other assets or property pursuant to the third bullet point above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

We will not adjust the Conversion Rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective Conversion Rate. However, we will carry forward any adjustment that is less than 1% of the Conversion Rate and make such carryforward adjustment in any subsequent adjustment and, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any Series I preferred stock. In addition, at the end of each fiscal year, beginning with the fiscal year ending December 31, 2011, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000 of a share.

To the extent permitted by law and the continued listing requirements of NYSE (or any stock exchange on which our common stock may then be listed), we may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to registered holders at least 15 calendar days before the day the increase commences. In addition, we may, but are not obligated to, increase the Conversion Rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

Upon each adjustment to the Conversion Rate, a corresponding adjustment shall be made to the conversion price, calculated by dividing the liquidation preference by the adjusted Conversion Rate.

If certain of the possible adjustments to the Conversion Rate of the Series I preferred stock are made (or if failures to make certain adjustments occur), a holder of such shares may be deemed to have received a taxable distribution from us even though such holder has not received any cash or property as a result of such adjustments. In the case of a non-United States holder, we may, at our option, withhold U.S. federal income tax with respect to any such deemed distribution from cash payments of dividends and any other payments in respect of the Series I preferred stock. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Description of Series I preferred stock

EVENTS THAT WILL NOT RESULT IN ADJUSTMENT

The Conversion Rate will not be adjusted:

➢	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities;

➢	upon the issuance of any shares of our common stock, restricted stock or restricted stock units, nonqualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

➢	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet point and outstanding as of the date the Series I preferred stock was first issued;

➢	for unpaid accrued and accumulated dividends, if any;

➢	upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or

➢	for a change in the par value of shares of our common stock.

We shall not take any action that would require an adjustment to the Conversion Rate such that the Conversion Price, as adjusted to give effect to such action, would be less than the then-applicable par value per share of our common stock, except we may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of our common stock such that the as-adjusted new effective conversion price per share would not be below the new as-adjusted par value per share of our common stock following such share split or similar transaction and the Conversion Rate is adjusted as provided under the first bullet point (and/or any such other bullet point(s) as may be applicable) under “—Conversion Rate Adjustment” above. In addition, the certificate of designation will provide that we may not take any action that would result in an adjustment to the Conversion Rate without complying with any applicable stockholder approval rules of the NYSE or any other stock exchange on which our common stock may be listed at the relevant time.

Except as described in this prospectus supplement and as provided for in the certificate of designation, we will not adjust the Conversion Rate for any issuance of shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock or rights to purchase shares of our common stock or such convertible, exchangeable or exercisable securities.

RECAPITALIZATIONS, RECLASSIFICATIONS AND CHANGES OF OUR COMMON STOCK

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of all or substantially all of the assets of us (or us and our subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each share of Series I preferred stock will be changed into a right to convert such Series I preferred stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “reference property”) that a holder would have received in respect of common stock issuable upon conversion of such shares immediately prior to such transaction. If such transaction also constitutes a fundamental change, a holder of shares of our Series I preferred stock who converts its shares of our Series I preferred stock in connection with such fundamental change will, if applicable, also be entitled to receive additional shares of our common

Description of Series I preferred stock

stock in connection with such conversion as described below under “—Special Rights Upon a Fundamental Change,” in which case the converting holder would also receive reference property in lieu of such additional shares of common stock. In the event that our common stockholders have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby the holders of shares of our Series I preferred stock shall have a reasonable opportunity to determine the form of consideration into which all of the shares of our Series I preferred stock, treated as a single class, shall be convertible from and after the effective date of such transaction. Such determination shall be based on the weighted average of elections made by the holders of shares of our Series I preferred stock who participate in such determination, shall be subject to any limitations to which all of our common stockholders are subject, such as pro rata reductions applicable to any portion of the consideration payable in such transaction, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our common stockholders and (2) two Business Days prior to the anticipated effective date of the transaction. The certificate of designation will provide that we may not become a party to any such transaction unless its terms are consistent with the foregoing.

A change in the conversion right described in this “Recapitalizations, Reclassifications and Changes of our Common Stock” could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each share of Series I preferred stock would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of the consolidated property or assets of us or us and our subsidiaries.

NO FRACTIONAL SHARES

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion of the Series I preferred stock, whether voluntary or mandatory. Instead, we may elect to either make a cash payment to each holder that would otherwise be entitled to a fractional share or, in lieu of such cash payment, the number of shares of common stock to be issued to any particular holder upon conversion will be rounded up to the nearest whole share.

SPECIAL RIGHTS UPON A FUNDAMENTAL CHANGE

We must give notice of each fundamental change (as defined below) to all record holders of the Series I preferred stock, by the later of 20 Business Days prior to the anticipated effective date of the fundamental change (the “fundamental change effective date”) and the first public disclosure by us of the anticipated fundamental change. In addition, we must give notice announcing the effective date of such fundamental change and certain other matters as set forth under “—Determination of Make-Whole Premium.” If a holder converts its Series I preferred stock at any time beginning at the opening of business on the Trading Day immediately following the effective date of such fundamental change and ending at the close of business on the 30th Trading Day immediately following such effective date, such conversion will be deemed to be in connection with the fundamental change and the holder will automatically receive for each share of Series I preferred stock converted, the greater of:

➢	(i) a number of shares of our common stock, as described under “—Conversion Rights” and subject to adjustment as described under “—Conversion Rate Adjustment” (with such adjustment or cash payment for fractional shares as we may elect, as described under “—No Fractional Shares”) plus (ii) the make-whole premium, if any, described under “—Determination of the Make-Whole Premium”; and

Description of Series I preferred stock

➢	a number of shares of our common stock equal to the lesser of (i) the liquidation preference divided by the Market Value of the Common Stock on the fundamental change effective date and (ii) 2.0305 (subject to adjustment).

In addition to the number of shares of common stock issuable upon conversion of each share of Series I preferred stock at the option of the holder on any conversion date during the fundamental change conversion period, each converting holder will have the right to receive an amount equal to all unpaid accrued and accumulated dividends on such converted shares of Series I preferred stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends on our Series I preferred stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash.

The foregoing provisions shall only be applicable with respect to conversions effected at any time beginning at the opening of business on the Trading Day immediately following the fundamental change effective date and ending at the close of business on the 30th Trading Day immediately following such fundamental change effective date.

In lieu of issuing the number of shares of common stock issuable upon conversion pursuant to the foregoing provisions, we may, at our option, make a cash payment equal to the Market Value determined for the period ending on the fundamental change effective date for each such share of common stock otherwise issuable upon conversion. Our notice of fundamental change will indicate if we will issue common stock or pay cash upon conversion and whether accumulated and unpaid dividends will be paid in cash.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1) any “person” is or becomes the “beneficial owner,” directly or indirectly, through a purchase, merger or other transaction, of 50% or more of the total voting power of all classes of our voting stock;

(2) we consolidate with, or merge with or into, another “person” or any “person” consolidates with or merges with or into us, or we convey, transfer, lease or otherwise dispose of all or substantially all of our assets or all or substantially all of the assets of us and our subsidiaries on a consolidated basis to any “person” (whether in one transaction or a series of related transactions), other than:

(a) any transaction pursuant to which the holders of our voting stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of voting stock of the continuing or surviving person immediately after the transaction; or

(b) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

(3) the first day on which a majority of the members of our board of directors does not consist of “Continuing Directors”;

(4) we approve a plan of liquidation or dissolution; or

(5) our common stock ceases to be listed on a national securities exchange.

“Continuing Directors” means (i) individuals who on the date of original issuance of the Series I preferred stock constituted our board of directors or (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof) who were either directors

Description of Series I preferred stock

on the date of original issuance of the Series I preferred stock or whose election or nomination for election was previously so approved.

The term “beneficially own” as used herein means beneficial ownership as determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the SEC thereunder.

“Voting stock” with respect to any person means the capital stock of such person that is at the time entitled, without regard to the occurrence of any contingency, to vote in the election of the board of directors (or comparable governing body of such person).

Notwithstanding the foregoing, a fundamental change will be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a corporation or other entity organized and existing under the laws of the United States or any state thereof and traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) (“publicly traded common stock”) and (ii) as a result of such transaction or transactions the shares of Series I preferred stock become convertible into such publicly traded common stock.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of the consolidated assets of us or of us and our subsidiaries.

This fundamental change conversion feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

Our obligation to issue shares in excess of the Conversion Rate in connection with a fundamental change as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

DETERMINATION OF THE MAKE-WHOLE PREMIUM

If you elect to convert your shares of Series I preferred stock upon the occurrence of a fundamental change, in certain circumstances, we will increase the Conversion Rate (the “make-whole premium”) by reference to the table below.

Holders may surrender their shares of Series I preferred stock for conversion at the increased Conversion Rate only with respect to shares surrendered for conversion from and after the opening of business on the Trading Day immediately following the fundamental change effective date until the close of business on the 30th Trading Day following such fundamental change effective date.

The increase in the Conversion Rate will be determined by reference to the table below, based on the fundamental change effective date and the stock price (as defined below). If holders of our common stock receive only cash in the transaction constituting a fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the Closing Sale Prices of

Description of Series I preferred stock

our common stock on the five Trading Days prior to but not including the effective date of the transaction constituting a fundamental change.

The following table sets forth the stock price paid, or deemed paid, per share of our common stock in a transaction that constitutes the fundamental change, the fundamental change effective date and the make-whole premium (expressed as the number of additional shares of common stock that will be added to the Conversion Rate) to be paid upon a conversion in connection with a fundamental change:

Fundamental Change	Stock price ($)(1)
Effective Date	49.25	55.00	60.00	65.00	70.00	75.00	80.00	85.00	90.00	100.00	110.00	125.00	150.00	175.00	200.00

March 7, 2011	0.1692	0.1540	0.1241	0.1012	0.0834	0.0695	0.0584	0.0495	0.0422	0.0313	0.0237	0.0159	0.0084	0.0044	0.0022
April 15, 2012	0.1692	0.1316	0.1045	0.0840	0.0682	0.0559	0.0463	0.0386	0.0325	0.0234	0.0172	0.0110	0.0052	0.0021	0.0006
April 15, 2013	0.1692	0.1177	0.0925	0.0734	0.0589	0.0478	0.0391	0.0323	0.0269	0.0191	0.0139	0.0088	0.0040	0.0015	0.0003
April 15, 2014	0.1692	0.1071	0.0829	0.0647	0.0511	0.0407	0.0328	0.0267	0.0220	0.0153	0.0110	0.0069	0.0031	0.0011	0.0002
April 15, 2015	0.1692	0.0988	0.0749	0.0571	0.0439	0.0341	0.0268	0.0213	0.0172	0.0117	0.0083	0.0052	0.0023	0.0008	0.0001
April 15, 2016	0.1692	0.0925	0.0680	0.0499	0.0367	0.0271	0.0204	0.0156	0.0122	0.0080	0.0056	0.0035	0.0016	0.0005	0.0000
April 15, 2017	0.1692	0.0877	0.0618	0.0423	0.0282	0.0187	0.0125	0.0086	0.0062	0.0039	0.0028	0.0019	0.0009	0.0002	0.0000
April 20, 2018 and thereafter	0.1692	0.0857	0.0580	0.0351	0.0159	0.0022	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices set forth in the table will be adjusted as of any date on which the Conversion Rate of the Series I preferred stock is adjusted by multiplying the applicable price in effect immediately before the adjustment by a fraction:

➢	whose numerator is the Conversion Rate immediately before the adjustment; and

➢	whose denominator is the adjusted Conversion Rate.

In addition, we will adjust the number of additional shares in the table at the same time, in the same manner in which, and for the same events for which, we must adjust the Conversion Rate as described under “—Conversion Rate Adjustment.”

The exact stock price and fundamental change effective date may not be set forth on the table, in which case:

➢	if the stock price is between two stock prices on the table or the fundamental change effective date is between two fundamental change effective dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

➢	if the stock price is in excess of $200.00 per share (subject to adjustment in the same manner as the stock price) no make-whole premium will be paid; and

➢	if the stock price is less than $49.25 per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid.

However, we will not increase the Conversion Rate as described above to the extent the increase will cause the Conversion Rate to exceed 1.0152. We will adjust this maximum Conversion Rate in the same manner in which, and for the same events for which, we must adjust the Conversion Rate as described under “—Conversion Rate Adjustment.”

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

No later than the third Business Day after the occurrence of a fundamental change, we will provide to the holders of our Series I preferred stock and the transfer agent of the Series I preferred stock a notice of the occurrence of the fundamental change. Such notice will state:

➢	the events constituting the fundamental change;

Description of Series I preferred stock

➢	the date of the fundamental change;

➢	the last date on which the holder of our Series I preferred stock may convert shares of Series I preferred stock in connection with such fundamental change;

➢	the Conversion Rate and, if applicable, the Make-Whole Premium and/or other consideration issuable upon conversions of shares of Series I preferred stock in connection with such fundamental change;

➢	whether we will issue common stock or cash upon conversion of shares of Series I preferred stock in connection with the fundamental change and whether any of the consideration issuable upon a conversion of shares of Series I preferred stock in connection with such fundamental change will consist of reference property (and, in such case, specifying such reference property);

➢	the name and address of the paying agent and the conversion agent; and

➢	the procedures that the holder of Series I preferred stock must follow to exercise the fundamental change conversion right.

We will also issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by us), or post notice on our website containing the information specified above, in any event prior to the opening of business on the first trading day following any date on which we provide such notice to the holders of our Series I preferred stock.

BOOK-ENTRY, DELIVERY AND FORM

We will initially issue the Series I preferred stock in the form of one or more global securities. The global securities will be deposited with, or on behalf of, the Depository and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Shares of Series I preferred stock that are issued as described below under “—Certificated Series I preferred stock” will be issued in definitive form. Upon the transfer of Series I preferred stock in definitive form, such Series I preferred stock will, unless the global securities have previously been exchanged for Series I preferred stock in definitive form, be exchanged for an interest in global securities representing the liquidation preference of Series I preferred stock being transferred.

The Depositary has advised us as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“direct participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the liquidation preference of the Series I preferred stock represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the

Description of Series I preferred stock

underwriters of such Series I preferred stock. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

To facilitate subsequent transfers, all Series I preferred stock deposited by direct participants with the Depositary are registered in the name of its nominee. The deposit of Series I preferred stock with the Depositary and its registration in the name of the Depositary’s nominee do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Series I preferred stock; the Depositary’s records reflect only the identity of the direct participants to whose accounts such Series I preferred stock is credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Purchases of Series I preferred stock under the Depositary system must be made by or through direct participants, which will receive a credit for the shares on the Depositary’s records. The ownership interest of each actual purchaser of each share is in turn to be recorded on the direct and indirect Participants’ records. Beneficial owners will not receive written confirmation from the Depositary of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Series I preferred stock are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners.

So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Series I preferred stock evidenced by the global certificates for all purposes of such Series I preferred stock and the certificate of designation. Except as set forth below, as an owner of a beneficial interest in the global certificates, you will not be entitled to have the Series I preferred stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Series I preferred stock in definitive form and will not be considered to be the owner or holder of any Series I preferred stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on Series I preferred stock represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that the Depositary or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such

Description of Series I preferred stock

participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Series I preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants, or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning the Depositary and its book-entry system has been obtained from sources that we believe to reliable, but we take no responsibility for its accuracy.

CERTIFICATED SERIES I PREFERRED STOCK

Subject to certain conditions, the Series I preferred stock represented by the global securities is exchangeable for certificated Series I preferred stock in definitive form of like tenor as such Series I preferred stock if (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we, in our discretion, at any time determine not to have all of the Series I preferred stock represented by the global securities. Any Series I preferred stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Series I preferred stock issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

Description of bridge loan facility

On February 28, 2011, the Company obtained a commitment from UBS Loan Finance LLC, UBS Securities LLC, as joint lead arranger, Bank of America, N.A., as co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Barclays Bank PLC, as co-syndication agent, Barclays Capital Inc., as joint lead arranger, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., as joint lead arranger and co-documentation agent, JPMorgan Chase Bank, N.A., as co-syndication agent, J.P. Morgan Securities LLC, as joint lead arranger, Wells Fargo Bank, N.A., as co-documentation agent, Wells Fargo Securities, LLC, as joint lead arranger, KeyBank National Association, as senior managing agent, and KeyBanc Capital Markets Inc. to provide a bridge loan facility to the Company in an aggregate amount of up to $2.4 billion subject to the terms and conditions set forth therein. The $2.4 billion bridge loan facility is undrawn as of the date of this prospectus supplement, and the commitments thereunder are available until May 31, 2011. Proceeds from the borrowings under the $2.4 billion bridge loan facility, if made, will be used to fund all or part of the consideration for the Acquisition and to pay related fees and expenses. However, we currently anticipate using the proceeds of this offering, the Common Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings in lieu of some of or all borrowings available under the $2.4 billion bridge loan facility.

Availability under the $2.4 billion bridge loan facility is subject to the satisfaction of certain conditions precedent including, but not limited to, (i) the absence of any continuing default or event of default, (ii) the accuracy of all representations and warranties customary for transactions of this type, (iii) receipt of a customary borrowing notice, and (iv) there being no legal bar to the lenders making the loan or the issuance. Loans outstanding under the bridge loan facility will bear interest at a rate per annum equal to LIBOR plus a margin ranging from 2.0% to 4.0%.

The Company’s obligations under the $2.4 billion bridge loan facility are senior unsecured obligations, ranking pari passu with other unsecured, unsubordinated general obligations of the Company.

Certain U.S. federal income tax considerations

GENERAL

The following is a general summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of our Series I preferred stock and common stock received upon conversion of our Series I preferred stock. This summary is only a supplement to, and should be read in conjunction with, the discussion in our Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Item 1—Business—Taxation—Federal Income Tax Considerations.”

The following summary is for general information only and is not tax advice. This summary deals only with beneficial owners of our Series I preferred stock or common stock that will hold the stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (“Code”) and does not deal with foreign stockholders (as defined below) that own (actually, beneficially or constructively) more than 5% of our Series I preferred stock or 5% of our common stock. This summary assumes that our Series I preferred stock and our common stock are “regularly traded” on an established securities market. This summary does not address all aspects of taxation that may be relevant to certain types of holders (including, but not limited to, insurance companies, tax-exempt entities, holders subject to the alternative minimum tax, certain U.S. expatriates, financial institutions or broker-dealers, persons holding shares of stock as part of a hedging, integrated conversion, or constructive sale transaction or a straddle, traders in securities that use a mark-to-market method of accounting for their securities, U.S. stockholders (as defined below) that have a “functional currency” other than the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes and individuals who are not citizens or residents of the United States).

As used in this summary, the term “U.S. stockholder” means a beneficial owner of the Series I preferred stock or common stock received upon conversion of our Series I preferred stock that is, for U.S. federal income tax purposes:

➢	an individual citizen or resident of the United States;

➢	a corporation, or other entity treated as a corporation, that is organized in or under the laws of the United States, any state or the District of Columbia;

➢	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

➢	a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “U.S. persons” (as defined in section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or if it has in effect a valid election to be treated as a “U.S. person.”

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a holder of our Series I preferred stock or the common stock received upon conversion of our Series I preferred stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our Series I preferred stock or the common stock received upon conversion of our Series I preferred stock.

The term “foreign stockholder” means any beneficial owner of our Series I preferred stock or the common stock received upon conversion of our Series I preferred stock that is neither a U.S. stockholder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Certain U.S. federal income tax considerations

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state, local or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of our Series I preferred stock and common stock received upon conversion of our Series I preferred stock as set forth in this summary. Before you purchase our Series I preferred stock, you should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign income and other tax consequences of acquiring, owning and disposing of our Series I preferred stock and common stock received upon conversion of our Series I preferred stock.

TAXATION OF THE COMPANY AS A REIT

We have elected to be treated as a “real estate investment trust” or “REIT” under Sections 856 through 860 of the Code for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1970. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot, however, assure you of such conclusions.

We have received an opinion from Arnold & Porter LLP, our special REIT tax counsel, to the effect that we qualified as a REIT under the Code commencing with our taxable year ended December 31, 2003, that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that our proposed manner of operation will enable us to continue to satisfy the requirements for qualification as a REIT under the Code for the calendar year 2011, and thereafter, based upon the representations made by us in a factual representation letter. However, you should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Arnold & Porter LLP is based on various assumptions, as well as on certain representations made by us as to factual matters. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of share ownership.

Arnold & Porter LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our stockholders.

For a more detailed discussion of the U.S. federal income taxation of holders of our stock and the U.S. federal income taxation of REITs, which includes a variety of complex requirements relating to share ownership, income, assets and distributions, please see our Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Item 1—Business—Taxation—Federal Income Tax Considerations.”

U.S. FEDERAL INCOME TAXATION OF HOLDERS OF OUR SERIES I PREFERRED STOCK OR COMMON STOCK

Treatment of U.S. Stockholders

Distributions with respect to Our Series I Preferred Stock or Common Stock
As long as we qualify for taxation as a REIT, distributions on shares of our Series I preferred stock (or common stock received upon conversion of our Series I preferred stock) made out of our current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain

Certain U.S. federal income tax considerations

dividends) will be includable by you as ordinary income for U.S. federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate U.S. stockholders. Distributions, if any, in excess of our earnings and profits will first reduce the adjusted tax basis of a U.S. stockholder’s shares on a dollar-for-dollar basis and, after that basis has been reduced to zero, will constitute capital gain. Distributions that are designated as capital gain dividends generally will be taxable to you as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which you held our stock. For a further discussion of the U.S. federal income tax treatment of distributions with respect to shares of our Series I preferred stock or common stock see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Treatment of Taxable U.S. Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Taxable Dispositions of Our Series I Preferred Stock or Common Stock
If you sell or dispose of shares of our Series I preferred stock other than by conversion (or common stock received upon conversion of our Series I preferred stock), except as set forth below under “Repurchase of Our Series I Preferred Stock,” you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and your adjusted basis in the shares for U.S. federal income tax purposes. This gain will be treated as capital gain if you held these shares of our stock as a capital asset and generally will be treated as long-term capital gain or loss if your holding period in the shares exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any loss upon a sale or exchange of shares of our Series I Preferred Stock or common stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent of previously received capital gain distributions with respect to those shares of our stock. For a further discussion of the treatment of taxable U.S. stockholders see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Treatment of Taxable U.S. Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Repurchase of Our Series I Preferred Stock
If we repurchase any of your shares, the U.S. federal income tax treatment can only be determined on the basis of particular facts at the time of the repurchase. A repurchase of Series I preferred stock will generally be treated as a distribution taxable as a dividend (to the extent of our current or accumulated earnings and profits) unless the repurchase satisfies one of the tests set forth in the Code and is therefore treated as a sale or exchange of the repurchased shares. A repurchase characterized as a dividend distribution would not be eligible for the dividends received deduction for corporate shareholders. A repurchase will be treated as a sale or exchange if it (i) is a “substantially disproportionate redemption,” (ii) results in a “complete termination” of your interest in all classes of our equity securities, or (iii) is “not essentially equivalent to a dividend” with respect to you. In applying these tests, you must take into account your ownership of all classes of our equity securities (e.g., common stock and preferred stock). You also must take into account any equity securities that are considered to be constructively owned by you. If you rely on any of these tests at the time of repurchase, you should consult your tax advisor to determine their application to the particular situation.

If a repurchase of Series I preferred stock is treated as a sale or exchange to you, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable

Certain U.S. federal income tax considerations

to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (ii) your adjusted basis in the Series I preferred stock for U.S. federal income tax purposes. See the discussion above under the heading “Taxable Dispositions of Our Series I Preferred Stock or Common Stock.”

In addition, under certain circumstances, we may repurchase the Series I preferred stock for an amount greater than its issue price. We intend to take the position that the Series I preferred stock is not issued with a redemption premium as a result of such rights, and that any payments of such additional amounts should be taxable to a holder of Series I preferred stock as described above. This position is based in part on the assumptions that any such premium is solely in the nature of a penalty for premature redemption and, as of the issue date of the Series I preferred stock, the possibility that we will repurchase shares of Series I preferred stock is not “more likely than not” to occur within the meaning of applicable U.S. Treasury regulations. However, the IRS may take a position contrary to that described above, which could affect the timing and character of your income on the Series I preferred stock.

For a further discussion of the treatment of taxable U.S. stockholders in connection with a repurchase of the Series I preferred stock see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Treatment of Taxable U.S. Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Conversion of Our Series I Preferred Stock
Except as provided below, upon the conversion of your shares of our Series I preferred stock into common stock, you generally will not recognize gain or loss upon the conversion. Your basis in the common stock received upon conversion generally will be the same as your basis in the converted Series I preferred stock (but will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Although not entirely free from doubt, we intend to take the position that any cash payment you make to us in connection with a conversion of shares of Series I preferred stock should be added to your basis in our common shares you receive upon conversion. You should consult your tax advisor regarding the treatment of any such payment for U.S. federal income tax purposes. Your holding period in the shares of common stock received upon conversion will include the period during which you held the converted Series I preferred stock.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period in the shares exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Adjustments to the Conversion Rate of Our Series I Preferred Stock
The conversion rate of our Series I preferred stock is subject to adjustment under certain specified circumstances. In certain circumstances, you may be deemed to have received a distribution of our stock if and to the extent that the conversion rate is adjusted, resulting in dividend income to the extent of our current and accumulated earnings and profits. In addition, the failure to provide for such an adjustment may also result in a deemed distribution. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interests of the holders of the Series I preferred stock generally will not be deemed to result in a constructive distribution. However, certain of the possible adjustments may not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such non-qualifying adjustments are made,

Certain U.S. federal income tax considerations

you, as a holder of Series I preferred stock, will be deemed to have received constructive distributions from us, even though you have not received any cash or property as a result of such adjustments. The U.S. federal income tax consequences of the receipt of distributions from us with respect to our Series I preferred stock are described above under the heading “Distributions with respect to Our Series I Preferred Stock or Common Stock.”

Additional Tax on Net Investment Income
For taxable years beginning after December 31, 2012, if you are not a corporation, you will generally be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) your “net investment income” for the taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold. Your net investment income will generally include any income or gain recognized by you with respect to our Series I preferred stock or common stock, unless such income or gain is derived in the ordinary course of the conduct of your trade or business (other than a trade or business that consists of certain passive or trading activities).

Treatment of Tax-Exempt U.S. Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from U.S. federal income taxation. For a discussion of certain U.S. federal income tax considerations with respect to Exempt Organizations see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Treatment of Tax-Exempt U.S. Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Backup Withholding and Information Reporting
In general, “backup withholding” will apply to (i) any payments made by us to you in respect of our Series I preferred stock or common stock, and (ii) payment of the proceeds of a sale or other disposition of Series I preferred stock or common stock, if you are a non-exempt U.S. stockholder and fail to provide a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely provided to the IRS.

You will also be subject to information reporting with respect to payments on our Series I preferred stock and common stock and proceeds from the sale or other disposition of our Series I preferred stock and common stock, unless you are an exempt recipient and appropriately establish that exemption.

Taxation of Foreign Stockholders

The U.S. federal taxation of foreign persons is a highly complex matter that may be affected by many considerations. If you are a foreign person considering purchasing our Series I Preferred Stock, you should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign income and other tax consequences (including withholding tax considerations) of acquiring, owning and disposing of our Series I preferred stock and common stock received upon conversion of our Series I preferred stock.

Distributions with respect to Our Series I Preferred Stock or Common Stock
Distributions that are not designated by us as capital gain dividends (even if they are attributable to gain from sales or exchanges by us of “United States real property interests” (“USRPIs”)) will generally be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of

Certain U.S. federal income tax considerations

U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with your conduct of a U.S. trade or business and you comply with applicable certification and other requirements. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a graduated basis in the same manner as if you were a U.S. stockholder and corporate foreign stockholders may also be subject to branch profits tax. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless your investment in our stock is treated as effectively connected with your conduct of a U.S. trade or business, in which case you will be subject to the same treatment as U.S. stockholders with respect to such gain, and a corporate foreign stockholder may also be subject to the branch profits tax.

For further discussion of the U.S. federal income tax treatment of distributions to foreign stockholders with respect to shares of our Series I preferred stock or common stock see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock — Taxation of Foreign Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Taxable Dispositions of Our Series I Preferred Stock or Common Stock
If you are a foreign stockholder, a sale of our stock by you generally will not be subject to U.S. federal income taxation. For a further discussion of the rules related to our qualification as a domestically controlled REIT and the U.S. federal income tax treatment of foreign persons upon a disposition of our stock, see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Taxation of Foreign Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Repurchase of Our Series I Preferred Stock
As described above under the heading “Treatment of U.S. Stockholders — Repurchase of Our Series I Preferred Stock,” if we repurchase any of your shares, the U.S. federal income tax treatment can only be determined on the basis of particular facts at the time of the repurchase. If the repurchase is treated as a dividend, the U.S. federal income tax treatment to you will be the same as described above under “Distributions with respect to Our Series I Preferred Stock or Common Stock.” If the repurchase is treated as a taxable sale or exchange, the U.S. federal income tax treatment to you will be the same as described above under “Taxable Dispositions of Our Series I Preferred Stock or Common Stock.”

Conversion of Our Series I Preferred Stock
If you are a foreign stockholder, you generally will not recognize gain or loss upon the conversion of our Series I preferred stock into common stock.

Adjustments to the Conversion Rate of Our Series I Preferred Stock
As described above under “Treatment of U.S. Stockholders—Adjustments to the Conversion Rate of Our Series I Preferred Stock,” under certain circumstances, if we adjust the conversion rate, or if we fail to make certain adjustments, you may be treated as having received a constructive distribution from us, even though you do not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. The U.S. federal income tax consequences to foreign stockholders of the receipt of distributions from us with respect to our Series I preferred stock are described above under the heading “Distributions with respect to Our Series I Preferred Stock or Common Stock.” We may, at our option, withhold U.S. federal income tax with respect to any such deemed distribution from cash payments of dividends and any other payments in respect of the Series I preferred stock.

Certain U.S. federal income tax considerations

Foreign Account Legislation
The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act generally impose a new reporting and 30% withholding tax regime with respect to certain U.S. source income (including dividends and interest) and gross proceeds from the sale or other disposition of property that can produce U.S. source interest or dividends (each a “Withholdable Payment”). As a general matter, the new rules are designed to require a U.S. person’s direct or indirect ownership of non-U.S. accounts and non-U.S. entities to be reported to the IRS, but the provisions apply to all direct or indirect owners of U.S. source income. The 30% withholding tax regime applies to Withholdable Payments made after December 31, 2012, if there is a failure to provide any required information.

The new withholding and reporting rules provide that payments from us to any foreign stockholder that are attributable to Withholdable Payments will be subject to the 30% withholding tax unless the foreign stockholder provides information, representations and waivers of non-U.S. law as may be required to comply with the provisions of the new rules, including information regarding certain U.S. direct and indirect owners of such non-U.S. Holder. A foreign stockholder that is treated as a “foreign financial institution” as such term is defined in the legislation generally will be subject to withholding unless it enters into an agreement with the IRS.

If you are a foreign person considering purchasing our Series I Preferred Stock, you should consult your own tax advisor regarding the possible disclosure implications of acquiring, owning and disposing of our stock.

Backup Withholding and Information Reporting
Backup withholding and information reporting may apply to payments made by us (including our paying agents) to you in respect of our stock, unless you provide an IRS Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a foreign stockholder or otherwise establish an exemption. We (or our paying agent) may, however, report payments of dividends on our stock.

The gross proceeds from the disposition of your stock may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your stock outside the United States through a foreign office of a foreign broker and the sales proceeds are paid to you outside the United States, then the backup withholding and information reporting requirements will generally not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your stock through the foreign office of a foreign broker that is, for U.S. federal income tax purposes, a United States person (within the meaning of the Code), a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, unless such broker has in its records documentary evidence that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. In addition, backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that you are a United States person.

You should consult your own tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE AND THE COMPANY

Certain U.S. federal income tax considerations

MAKES NO REPRESENTATION AS TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE SERIES I PREFERRED STOCK AND COMMON STOCK RECEIVED UPON CONVERSION OF SERIES I PREFERRED STOCK. THE PROPER TAX TREATMENT OF A HOLDER OF SERIES I PREFERRED STOCK IS UNCERTAIN IN VARIOUS RESPECTS. ACCORDINGLY, EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING, CONVERTING AND DISPOSING OF THE SERIES I PREFERRED STOCK AND SHARES OF OUR COMMON STOCK ACQUIRED UPON CONVERSION OF THE SERIES I PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Underwriting

UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, have severally agreed to purchase from us the number of shares of Series I preferred stock set forth opposite the underwriter’s name at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Number of
Underwriter	shares

UBS Securities LLC	3,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,812,500
Barclays Capital Inc.	1,812,500
Deutsche Bank Securities Inc.	1,812,500
J.P. Morgan Securities LLC	1,812,500
Wells Fargo Securities, LLC	1,000,000
KeyBanc Capital Markets Inc.	1,000,000

Total	12,500,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Series I preferred stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of the Series I preferred stock offered by this prospectus supplement, other than those covered by the overallotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of Series I preferred stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $1.50 per share under the public offering price. After the initial offering of the shares of Series I preferred stock, the representatives of the underwriters may change the public offering price and other selling terms. Sales of shares of Series I preferred stock made outside the United States may be made by affiliates of the underwriters.

Prior to this offering, there has been no public market for our Series I preferred stock. We have applied to have our Series I preferred stock listed on the NYSE under the symbol “HCN PrI”. The underwriters have advised us that they intend to make a market in the Series I preferred stock prior to commencement of any trading on the NYSE, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series I preferred stock.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 1,875,000 additional shares of Series I preferred stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover overallotments made in connection with the sale of the Series I preferred stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of Series I

Underwriting

preferred stock as the number of shares of Series I preferred stock to be purchased by it in the above table bears to the total number of shares of Series I preferred stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of Series I preferred stock to the underwriters to the extent the option is exercised. If any additional shares of Series I preferred stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of Series I preferred stock less the amount paid by the underwriters to us per share of Series I preferred stock. The underwriting discounts and commissions are 3.0% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ overallotment option:

		Without exercise of	With Full exercise
	Fee	overallotment	of overallotment
	per share	option	option

Discounts and commissions paid by us	$1.50	$18,750,000	$21,562,500

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $750,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We and each of our executive officers have agreed not to offer, sell or otherwise dispose of any shares of our preferred stock, common stock or any securities that the executive officers have, or will have, the right to acquire through the exercise of options, warrants, subscription or other rights for a period of 30 days after the date of this prospectus supplement without the prior written consent of UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, subject to limited exceptions. This consent may be given at any time without public notice.

In connection with the offering, the underwriters may purchase and sell shares of our Series I preferred stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Series I preferred stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

Naked short sales are any sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option.

Stabilizing transactions consist of various bids for or purchases of our Series I preferred stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of

Underwriting

the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Series I preferred stock. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our Series I preferred stock. As a result, the price of our Series I preferred stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and may be discontinued at any time.

A prospectus supplement in electronic format may be made available on Internet websites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

Conflicts of Interest

The underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to us from time to time for which they have received and in the future may receive customary fees and expenses and may have entered into and in the future may enter into other transactions with us. Certain affiliates of UBS Securities LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Barclays Capital Inc. Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc. are lenders under our Fourth Amended and Restated Loan Agreement dated August 6, 2007. Also, UBS Securities LLC, JPMorgan Chase Bank, N.A., Bank of America, N.A. and Barclays Bank PLC are documentation agents under such agreement and KeyBank National Association and Deutsche Bank Securities Inc. are the administrative and the syndication agents, respectively under such agreement. In addition, an affiliate of UBS Securities LLC has committed to be a lender under our $400 million bridge loan facility and UBS Securities LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Barclays Capital Inc., Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc. and/or their affiliates, have committed to be lenders under our $2.4 billion bridge loan facility. To the extent that any portion of the net proceeds from this offering is applied to repay borrowings under our Fourth Amended and Restated Loan Agreement and/or either of our bridge loan facilities, certain of the underwriters and/or their respective affiliates will receive a portion of the net proceeds so applied through the repayment of borrowings under our Fourth Amended and Restated Loan Agreement and/or either of our bridge loan facilities. If some of the net proceeds of this offering are used to repay borrowings under our Fourth Amended and Restated Loan Agreement and/or either of our bridge loan facilities, it is possible that more than 5% of the proceeds of this offering (not including underwriting discounts and commissions) may be received by any one underwriter or its affiliates. Nonetheless, in accordance with the FINRA Rule 5121(f), the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, the issuer of the securities in this offering, are a real estate investment trust. UBS Securities LLC has acted as our financial advisor in connection with the Acquisition. Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as financial advisor to FC-GEN in connection with the Acquisition.

Notice to investors

NOTICE TO PROSPECTIVE INVESTORS IN EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

➢	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

➢	by the Bookrunners to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Bookrunners for any such offer; or

➢	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

NOTICE TO PROSPECTIVE INVESTORS IN UNITED KINGDOM

The Issuer constitutes a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (the “FSMA”). It has not been authorized or otherwise approved and, as an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with section 238 of the FSMA. Accordingly, this prospectus is only being distributed in the United Kingdom to, and are only directed at, (a) investment professionals falling within both Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) and Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “General Promotion Order”), and (b) high net worth companies and other persons falling within both Article 22(2)(a) to (d) of the CIS Promotion Order and Article 49(2)(a) to (d) of the General Promotion Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities

Notice to investors

will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

NOTICE TO PROSPECTIVE INVESTORS IN AUSTRALIA

This offering memorandum is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This offering memorandum does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise

Notice to investors

in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

The offer or invitation of the securities (the “Securities”) of fund name (the “Fund”), which is the subject of this Prospectus, does not relate to a collective investment scheme which is authorized under Section 286 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) or recognised under Section 287 of the SFA. The Fund is not authorized or recognized by the Monetary Authority of Singapore (the “MAS”) and the Securities are not allowed to be offered to the retail public. This Prospectus and any other document or material issued in connection with the offer or sale is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should consider carefully whether the investment is suitable for you.

This Prospectus has not been registered as a prospectus with the MAS. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Securities may not be circulated or distributed, nor may Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 304 of the SFA, (ii) to a relevant person pursuant to Section 305(1), or any person pursuant to Section 305(2), and in accordance with the conditions specified in Section 305, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where Securities are subscribed or purchased under Section 305 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 305 except:

(1) to an institutional investor or to a relevant person defined in Section 305(5) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 305A(3)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or

(4) as specified in Section 305A(5) of the SFA.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

The shares may not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this document nor any other solicitation for investments in the shares may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156/652a of the Swiss Code of Obligations (“CO”). This document may not be copied, reproduced, distributed or passed on to others without the Offeror’s prior written consent. This document is not a prospectus within the meaning of Articles 1156/652a CO and the shares will not be listed on the SIX Swiss Exchange. Therefore, this document may not comply with the disclosure

Notice to investors

standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. In addition, it cannot be excluded that the Offeror could qualify as a foreign collective investment scheme pursuant to Article 119 para. 2 Swiss Federal Act on Collective Investment Schemes (“CISA”). The shares will not be licensed for public distribution in and from Switzerland. Therefore, the shares may only be offered and sold to so-called “qualified investors” in accordance with the private placement exemptions pursuant to applicable Swiss law (in particular, Article 10 para. 3 CISA and Article 6 of the implementing ordinance to the CISA). The Offeror has not been licensed and is not subject to the supervision of the Swiss Financial Market Supervisory Authority (“FINMA”). Therefore, investors in the shares do not benefit from the specific investor protection provided by CISA and the supervision of the FINMA.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Legal matters

Certain legal matters regarding the shares of common stock offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Calfee, Halter & Griswold LLP, Cleveland, Ohio will pass upon certain legal matters for the underwriters. The validity of the Series I preferred stock offered by this prospectus supplement will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and schedules are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of FC-GEN Acquisition Holding, LLC and subsidiaries (the “company”) (formerly FC-GEN Acquisition, Inc. and subsidiaries) (“Successor”) as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008 and for the period from July 14, 2007 to December 31, 2007 (“Successor Periods”) and the consolidated financial statements of Genesis HealthCare Corporation and subsidiaries (“Predecessor”) for the period from January 1, 2007 to July 13, 2007 (“Predecessor Periods”), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the December 31, 2009 consolidated financial statements contains explanatory paragraphs that state: effective July 14, 2007, FC-GEN Acquisition, Inc. acquired all of the outstanding stock of Genesis HealthCare Corporation in a business combination accounted for as a purchase (the “Merger”). As a result of the Merger, the consolidated financial information for the periods after the Merger is presented on a different cost basis than that for the periods before the Merger and, therefore, is not comparable; the company has changed its method of accounting for uncertainty in income taxes on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 740, Income Taxes; the company has changed its method of accounting for noncontrolling interests on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 810, Consolidation; and the company has changed its method of accounting for fair value measurements for recurring financial assets and liabilities on January 1, 2008 and for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 820, Fair Value Measurements.

Where you can find more information

The prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC covering the securities that may be offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules, contain additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at http://www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information on or connected to our Internet website is not, and shall not be deemed to be, a part of, or incorporated into this prospectus supplement. You can review these SEC filings and the registration statement by accessing the SEC’s Internet website at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

➢	we consider incorporated documents to be part of this prospectus supplement;

➢	we may disclose important information to you by referring you to those documents; and

➢	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates by reference the following documents we filed with the SEC:

➢	Annual Report on Form 10-K for the year ended December 31, 2010;

➢	Current Reports on Form 8-K filed on January 11, 2011 (including the description therein of our 6% Series H Cumulative Convertible and Redeemable Preferred Stock) and February 28, 2011 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus supplement);

➢	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

➢	The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

➢	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

➢	The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description; and

Where you can find more information

➢	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus supplement and before the date this offering is terminated;

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus supplement and the accompanying prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus supplement and the accompanying prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may direct such requests to:

Erin C. Ibele
Senior Vice President—Administration and Corporate Secretary
Health Care REIT, Inc.
4500 Dorr Street
Toledo, Ohio 43615
(419) 247-2800

HEALTH CARE REIT, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
UNITS

We may periodically offer and sell, in one or more offerings:

•	debt securities

•	shares of common stock

•	shares of preferred stock

•	depositary shares

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	units consisting of one or more debt securities or other securities

We may offer these securities from time to time on terms we will determine at the time of offering. We will provide the specific terms of the securities being offered in supplements to this prospectus prepared in connection with each offering. You should read this prospectus and the supplement for the specific security being offered carefully before you invest.

We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See “Plan of Distribution.” No securities may be sold without the delivery of the applicable prospectus supplement describing the securities and the method and terms of their offering.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number: 419-247-2800, facsimile: 419-247-2826, and website: www.hcreit.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries.

Investing in our securities involves risk. See “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” beginning on page 1 of this prospectus.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”

You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
AND RISK FACTORS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators/tenants and properties;

•	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

•	our occupancy rates;

•	our ability to acquire, develop and/or manage properties;

•	our ability to make distributions to stockholders;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our critical accounting policies;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet earnings guidance.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including availability and cost of capital;

•	issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with profitable results;

•	the failure to make new investments as and when anticipated;

•	acts of God affecting our properties;

•	our ability to re-lease space at similar rates as vacancies occur;

•	our ability to timely reinvest sale proceeds at similar rates to assets sold;

•	operator/tenant bankruptcies or insolvencies;

•	government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements;

•	liability or contract claims by or against operators/tenants;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	changes in rules or practices governing our financial reporting; and

•	legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention.

Our business is subject to certain risks, which are discussed in our most recent Annual Report on Form 10-K, as amended or updated, under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Updated information relating to such risks, as well as additional risks specific to the securities to be offered hereby, will be set forth in the prospectus supplement relating to such offered securities. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents we filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	Current Reports on Form 8-K filed on January 5, 2009, January 29, 2009 (except that the information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus), January 30, 2009 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated into this prospectus) and May 7, 2009;

•	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•	The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

•	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

•	The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description;

•	The description of our 7.5% Series G Cumulative Convertible Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on December 18, 2006, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele
Senior Vice President-Administration and Corporate Secretary
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
(419) 247-2800

THE COMPANY

We are a real estate investment trust that invests in senior housing and health care real estate. We also provide an extensive array of property management and development services.

Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus.

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest in the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

For additional information regarding our business, please see the information under the heading “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional health care and senior housing properties and the repayment of borrowings under our credit facilities or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009

Consolidated ratio of earnings to fixed charges	1.89	1.77	1.87	1.71	1.85	1.78	2.18
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.62	1.41	1.54	1.47	1.61	1.54	1.89

We issued 4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock in July 2003. We issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock in September 2003. During the year ended December 31, 2004, certain holders of our Series E Preferred Stock converted 480,399 shares into 367,724 shares of our common stock, leaving 350,045 of such shares outstanding at December 31, 2004. During the year ended December 31, 2005, certain holders of our Series E Preferred Stock converted 275,056 shares into 210,541 shares of our common stock, leaving 74,989 of such shares outstanding at December 31, 2005, 2006, 2007 and 2008 and March 31, 2009. We issued 7,000,000 shares of 7 5/8% Series F Cumulative Redeemable Preferred Stock in September 2004. We issued 2,100,000 shares of 7.5% Series G Cumulative Convertible Preferred Stock in December 2006. During the year ended December 31, 2007, certain holders of our Series G Preferred Stock converted 295,000 shares into 211,702 shares of our common stock, leaving 1,804,200 of such shares outstanding at

December 31, 2007. During the year ended December 31, 2008, certain holders of our Series G Preferred Stock converted 1,362,887 shares into 975,397 shares of our common stock, leaving 441,313 of such shares outstanding at December 31, 2008. During the quarterly period ended March 31, 2009, certain holders of our Series G Preferred Stock converted 40,600 shares into 29,056 shares of our common stock, leaving 400,713 of such shares outstanding at March 31, 2009.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer under this prospectus one or more of the following categories of our securities:

•	debt securities, in one or more series;

•	shares of our common stock, par value $1.00 per share;

•	shares of our preferred stock, par value $1.00 per share, in one or more series;

•	depositary shares, representing interests in our preferred stock, in one or more series;

•	warrants to purchase any of the foregoing securities; and

•	units consisting of any combination of the foregoing securities.

The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

Our certificate of incorporation authorizes us to issue 225,000,000 shares of common stock and 50,000,000 shares of preferred stock. Of our preferred stock:

•	13,000 shares have been designated as Junior Participating Preferred Stock, Series A;

•	4,000,000 shares have been designated as 7 7/8% Series D Cumulative Redeemable Preferred Stock;

•	1,060,000 shares have been designated as 6% Series E Cumulative Convertible and Redeemable Preferred Stock;

•	7,000,000 shares have been designated as 7 5/8% Series F Cumulative Redeemable Preferred Stock; and

•	2,100,000 shares have been designated as 7.5% Series G Cumulative Convertible Preferred Stock.

As of March 31, 2009, we had outstanding 111,013,261 shares of common stock, 4,000,000 shares of Series D Preferred Stock, 74,989 shares of Series E Preferred Stock, 7,000,000 shares of Series F Preferred Stock and 400,713 shares of Series G Preferred Stock.

Our common stock is listed on the New York Stock Exchange under the symbol “HCN.” We intend to apply to list any additional shares of common stock that are issued and sold hereunder. Our Series D Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are listed on the New York Stock Exchange under the symbols “HCN PrD,” “HCN PrF” and “HCN PrG,” respectively. We may apply to list shares of any series of preferred stock or any depositary shares which are offered and sold hereunder, as described in the applicable prospectus supplement relating to such preferred stock or depositary shares.

For a discussion of the taxation of the Company and the material federal tax consequences to you as a holder of our common stock and debt securities offered under this prospectus, see “Item 1 — Business — Taxation — Federal Income Tax Considerations” included in our most recent Annual Report on Form 10-K. The applicable prospectus supplement delivered with this prospectus will provide any necessary information about additional federal income tax considerations, if any, related to the particular securities being offered.

DESCRIPTION OF DEBT SECURITIES

The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures.

The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of indenture for senior debt securities and the forms of indentures for senior subordinated and junior subordinated debt securities which we have filed as exhibits to the registration statement of which this prospectus is a part. We will file any final indentures for senior subordinated and junior subordinated debt securities and supplemental indentures if we issue debt securities of this type. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement.

General

We may issue debt securities that rank “senior,” “senior subordinated” or “junior subordinated.” The debt securities that we refer to as “senior” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as “senior subordinated” securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “junior subordinated” securities. We have filed with the registration statement, of which this prospectus is a part, a form of indenture for senior debt securities and two separate forms of indenture, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as “subordinated.”

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	if other than at the corporate trust office of the trustee, the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions for denomination or payment of the securities in a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	any provisions for payment of additional amounts on the securities in respect of any tax, assessment or governmental charge and rights for us to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in any prospectus supplement, an indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•	if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•	immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements regarding notice of default or continuing default for a specific period of time were disregarded.

Certain Covenants

Existence.  Except as permitted and described above under “— Merger, Consolidation or Sale of Assets,” we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

Provisions of Financial Information.  To the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and the trustee on or before the applicable SEC filing dates whether or not we remain required to do so under the Exchange Act.

Additional Covenants.  Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default.  The term “event of default” for any series of debt securities means any of the following:

•	We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

•	We do not pay interest on a debt security of that series within 30 days after its due date.

•	We do not deposit any sinking fund payment for that series within 30 days after its due date.

•	We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a written notice of default from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the breach and requiring it to be remedied.

•	We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive a written notice from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled.

•	We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies if an Event of Default Occurs.  If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture, or else specifying any default.

Modification of an Indenture

There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Your Approval.  First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default; or

•	waive a default or event of default in the payment of principal, interest, or premium, if any, on the debt securities.

Changes Requiring A Majority Vote.  The second type of change is the kind that requires the vote of holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default; however, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

Further Details Concerning Voting.  Debt securities are not considered outstanding, and therefore the holders of debt securities are not eligible to vote on matters relating thereto, if we have deposited or set aside in trust for such holders money for payment or redemption of debt securities or if we or one of our affiliates own the debt securities. The holders of debt securities are also not eligible to vote if the debt securities have been fully defeased as described below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

Discharge, Defeasance and Covenant Defeasance

Discharge.  We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance.  We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we redeemed your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. This treatment would result in sale or exchange treatment of your notes, which would cause you to recognize gain or loss equal to the amount described in “Item 1 — Business — Taxation — U.S. Federal Income Tax Considerations — U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities — U.S. Holders — Sale, Exchange or Other Disposition of Notes” included in our most recent Annual Report on Form 10-K; and

•	we must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance.  Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

If we did accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we did accomplish covenant defeasance, you could still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurred, for example, our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Guarantees

Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

The following is a summary of certain terms of our common stock. Because this summary is not complete, you should refer to our certificate of incorporation and by-laws, which documents provide additional information regarding our common stock. See also “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” below. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

Common stockholders are entitled to receive dividends when declared by the board of directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stockholders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stockholders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stockholders’ prior preferential rights. Common stockholders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below. The transfer agent for our common stock is BNY Mellon Shareowner Services.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See “Description of Our Preferred Stock” below.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

General

Our board of directors or a duly authorized committee thereof will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

•	if the shares are redeemable, the prices at which, and the terms and conditions on which, the shares of the series may be redeemed;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including any applicable certificate of designation, and our by-laws.

The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

•	the description of the preferred shares;

•	the number of preferred shares offered;

•	the offering price of the preferred shares;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the preferred shares shall accumulate;

•	the voting rights, if any, of the holders of the preferred shares;

•	the provisions for any auctioning or remarketing, if any, of the preferred shares;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred shares on a securities exchange;

•	whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

•	any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all of our common shares.

Distributions

Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. Unless otherwise provided in the applicable prospectus supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation.

Voting Rights

Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement. As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each holder thereof will in effect be entitled to a fraction of a vote per depositary share.

Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the shares (or such greater vote or consent as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable series of preferred stock for trading or as otherwise provided in our organizational documents) of each series of preferred shares outstanding at that time:

•	authorize, create or increase the authorized or issued amount of any class or series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	reclassify any authorized shares of capital stock into a series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

•	amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity with or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

Conversion Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we will file with the SEC at or before the time of the offering of the depositary shares for additional information before you buy any depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying series of preferred stock for trading or as otherwise provided in our organizational documents) must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of a Depositary

A depositary may resign at any time by providing us notice of its election to resign. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice. Neither we nor any depositary will be liable if either party is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct.

Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the SEC at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter into a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying shares of capital stock for trading or as otherwise provided in our organizational documents) approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

RESTRICTIONS ON TRANSFER OF SECURITIES

For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (for our preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in value of our outstanding capital stock by such person. For purposes of application of such limitations to any person, all options, warrants, convertible securities or other rights to acquire our common stock held directly or indirectly by such person will be treated as if all such rights had been exercised. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. The board of directors may grant limited exemptions from the ownership restrictions set forth in the by-laws to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders.

Our by-laws and certificates of designation further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws and certificates of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

Our certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	Classification of our board of directors into three classes with the term of only one class expiring each year.

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•	Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see “Description of Our Preferred Stock” above).

•	A prohibition on stockholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our voting stock (see “— Limitations on Transactions Involving Us and Our Stockholders” below).

•	A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

Limitations on Transactions Involving Us and Our Stockholders

Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least 75% of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•	Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

These provisions will not apply to any of the transactions described above if:

•	We are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	The transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or

•	Both of the following conditions have been met:

•	the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:

•	within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

•	in the transaction in which it became a 5% stockholder, whichever is higher; and

•	the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

The foregoing summary of certain provisions of our certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will describe the plan of distribution of the securities and the terms of the offering and will name any underwriter or agent involved in the offer and sale of the securities. Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder purchase rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder purchase rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder purchase rights, the stockholder purchase rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder purchase rights, including:

•	whether common stock, preferred stock or some other type of capital stock, or warrants for those securities, will be offered under the stockholder purchase rights;

•	the number of those securities or warrants that will be offered under the stockholder purchase rights;

•	the period during which and the price at which the stockholder purchase rights will be exercisable;

•	the number of stockholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the stockholder purchase rights; and

•	any other material terms of the stockholder purchase rights.

Underwriters and our agents may offer and sell the securities at:

•	fixed prices, which may be changed;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

We also may, from time to time, authorize underwriters and our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts, commissions or fees and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

•	any underwriting compensation we pay to underwriters or agents in connection with the offering of securities; and

•	any discounts, concessions or commissions allowed by underwriters to participating dealers.

Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts, commissions and fees received by them and any profit realized by them on resale of the securities may be deemed to be underwriting compensation, discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to make contribution to them in connection with those liabilities.

If indicated in the applicable prospectus supplement, we may also offer and sell securities through one or more firms that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

If indicated in the applicable prospectus supplement, we may authorize underwriters, agents or dealers to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the securities are also being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters regarding the securities offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. As of May 7, 2009, the attorneys of Shumaker, Loop & Kendrick, LLP participating in the preparation of this prospectus, the registration statement and the required legal opinions beneficially held, in the aggregate, approximately 2,500 shares of our common stock and 1,000 shares of our preferred stock. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Any underwriters or agents will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Report on Form 8-K dated May 7, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

12,500,000 Shares

6.50% Series I Cumulative Convertible Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT
March 1, 2011

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